MASTER SERVICE AGREEMENT

                       FOR INFORMATION TECHNOLOGY SERVICES

                                     BETWEEN

                        ADVANTICA RESTAURANT GROUP, INC.

                                       AND

                       AFFILIATED COMPUTER SERVICES, INC.

                                JANUARY 25, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
BACKGROUND AND OBJECTIVES......................................................1
ARTICLE 1......................................................................2
  DEFINITIONS..................................................................2
   Section 1.1    Certain Definitions..........................................2
   Section 1.2    Other Definitions............................................7
ARTICLE 2......................................................................7
   MASTER AGREEMENT............................................................7
   Section 2.1    Master Agreement.............................................7
   Section 2.2    Master Schedules.............................................7
   Section 2.3    Interpretation and Precedence................................7
   Section 2.4    No Implied Agreement.........................................8
ARTICLE 3......................................................................8
   TERM........................................................................8
   Section 3.1    Term.........................................................8
   Section 3.2    Renewal Term.................................................8
ARTICLE 4......................................................................8
   SERVICES....................................................................8
   Section 4.1    General; Service Agreements..................................8
   Section 4.2    Migration Services...........................................9
   Section 4.3    Specialized Services or Products............................12
   Section 4.4    Third Party Services........................................12
   Section 4.5    Resources...................................................12
   Section 4.6    Cooperation.................................................13
   Section 4.7    Affiliates..................................................13
   Section 4.8    Changes in Law and Regulations..............................13
   Section 4.9    Licenses and Permits........................................14
   Section 4.10   Dedicated/Partitioned Environment...........................14
   Section 4.11   Services Non-exclusive......................................14
   Section 4.12   Correction of Errors........................................15
   Section 4.13   Technical Change Control....................................15
   Section 4.14   Contract Change Control.....................................16
   Section 4.15   System Change Benchmarking..................................17
   Section 4.16   Subcontracting..............................................17
ARTICLE 5.....................................................................18
   SERVICE LEVELS.............................................................18
   Section 5.1    Service Level Agreements....................................18
   Section 5.2    Review of Service Levels....................................19
   Section 5.3    Measurement and Monitoring Tools; Reporting.................19
   Section 5.4    Failure to Meet Service Levels..............................19
   Section 5.5    Performance Standards.......................................20
   Section 5.6    Benchmarking................................................20
   Section 5.7    Advantica Satisfaction Surveys..............................21
   Section 5.8    Value Initiatives and Periodic IT Review....................21
ARTICLE 6.....................................................................22
   TRANSFERS OF EQUIPMENT, FACILITIES AND THIRD PARTY CONTRACTS...............22
   Section 6.1    Assumption of Equipment Leases..............................22
   Section 6.2    Use of Advantica Facilities and Equipment...................22
   Section 6.3    Third Party Contracts.......................................23
   Section 6.4    Agency......................................................24
ARTICLE 7.....................................................................24
   PERSONNEL..................................................................24
   Section 7.1    Offers and Terms of Employment..............................24
   Section 7.2    Key Transferred Employees...................................25
   Section 7.3    Key Supplier Positions......................................25
   Section 7.4    Supplier Employees Assigned to Advantica Account............25
   Section 7.5    Supplier Personnel..........................................26
ARTICLE 8.....................................................................26
   INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS...............................26
   Section 8.1    Advantica Software..........................................26
   Section 8.2    Supplier Software...........................................26
   Section 8.3    Third Party Software........................................27
   Section 8.4    Work Product................................................27
   Section 8.5    Use of Concepts, Know-how and Methods.......................28
   Section 8.6    Non-Infringement............................................28
   Section 8.7    Viruses.....................................................28
   Section 8.8    Disabling Code..............................................28
ARTICLE 9.....................................................................28
   CONFIDENTIALITY............................................................28
   Section 9.1    Definitions............. ...................................28
   Section 9.2    Rights, Restrictions and Obligations of the Receiving Party.30
   Section 9.3    Rights and Remedies of the Disclosing Party.................31
   Section 9.4    Nondisclosure Agreements....................................32
   Section 9.5    Ownership of Advantica Data.................................32
   Section 9.6    Return of Data..............................................32
   Section 9.7    Security....................................................32
   Section 9.8    Destroyed or Lost Data......................................33
ARTICLE 10....................................................................34
   ACCOUNT MANAGEMENT.........................................................34
   Section 10.1     Relationship Executives and Project Executives............34
   Section 10.2     Joint Operating Committee and Executive Committee.........34
   Section 10.3     Advantica Office Space at Supplier Facilities.............34
   Section 10.4     Meetings..................................................34
   Section 10.5     Reports...................................................35
   Section 10.6     Procedures Manual.........................................35

ARTICLE 11....................................................................36
   AUDITS.....................................................................36
   Section 11.1     Audit Rights..............................................36
   Section 11.2     Payments..................................................37
   Section 11.3     Supplier Audits...........................................37
   Section 11.4     Survival..................................................37
ARTICLE 12....................................................................37
   INSURANCE; RISK OF LOSS....................................................37
   Section 12.1     Required Insurance Coverages..............................37
   Section 12.2     General Insurance Requirements............................38
   Section 12.3     Risk of Loss..............................................39
ARTICLE 13....................................................................39
   CHARGES....................................................................39
   Section 13.1     Charges...................................................39
   Section 13.2     Pass-Through Expenses.....................................39
   Section 13.3     Taxes.....................................................40
   Section 13.4     Charges Pursuant to Change Control Procedures.............41
   Section 13.5     Most Favored Customer.....................................41
ARTICLE 14....................................................................42
   INVOICING AND PAYMENT......................................................42
   Section 14.1     Invoices..................................................42
   Section 14.2     Payment...................................................42
   Section 14.3     Proration.................................................43
   Section 14.4     Refunds...................................................43
   Section 14.5     Setoff and Withholding....................................43
ARTICLE 15....................................................................44
   CERTAIN REPRESENTATIONS AND WARRANTIES.....................................44
   Section 15.1     Mutual Representations and Warranties.....................44
   Section 15.2     Supplier Representations and Warranties...................44
   Section 15.3     RFP and Due Diligence Assistance..........................45
ARTICLE 16....................................................................46
   INDEMNIFICATION............................................................46
   Section 16.1     Indemnification by Supplier...............................46
   Section 16.2     Indemnification by Advantica..............................47
   Section 16.3     Mutual Indemnification....................................48
   Section 16.4     Intellectual Property Indemnification.....................48
   Section 16.5     Indemnification Procedures................................49
   Section 16.6     Subrogation...............................................50
ARTICLE 17....................................................................50
   LIMITATIONS ON LIABILITY...................................................50
   Section 17.1     General Intent............................................50
   Section 17.2     Limit on Types of Damages Recoverable.....................50
   Section 17.3     Limit on Amount of Direct Damages Recoverable.............50
   Section 17.4     Force Majeure.............................................52
   Section 17.5     Actions of Other Party....................................53

ARTICLE 18....................................................................53
   TERMINATION................................................................53
   Section 18.1     Termination for Cause.....................................53
   Section 18.2     Termination for Convenience...............................55
   Section 18.3     Termination for Insolvency................................56
   Section 18.4     Termination Upon Force Majeure Event......................56
   Section 18.5     Extension of Expiration or Termination Effective Date.....56
   Section 18.6     Effect of Termination.....................................57
   Section 18.7     Termination/Expiration Assistance.........................57
   Section 18.8     Purchase or Lease of Equipment............................57
   Section 18.9     Supplier Software License.................................58
   Section 18.10    Third Party Contracts.....................................58
   Section 18.11    Offers to Supplier Employees..............................58
ARTICLE 19....................................................................59
   DISPUTE RESOLUTION.........................................................59
   Section 19.1     General...................................................59
   Section 19.2     Informal Dispute Resolution...............................59
   Section 19.3     Arbitration...............................................59
   Section 19.4     Applicable Law............................................60
   Section 19.5     Jurisdiction and Venue....................................60
   Section 19.6     Equitable Remedies........................................61
ARTICLE 20....................................................................61
   MISCELLANEOUS..............................................................61
   Section 20.1     Interpretation............................................61
   Section 20.2     Binding Nature and Assignment.............................62
   Section 20.3     Expenses..................................................62
   Section 20.4     Amendment and Waiver......................................62
   Section 20.5     Further Assurances; Consents and Approvals................62
   Section 20.6     Publicity.................................................62
   Section 20.7     Severability..............................................63
   Section 20.8     Entire Agreement..........................................63
   Section 20.9     Notices...................................................63
   Section 20.10    Survival..................................................64
   Section 20.11    Independent Contractors...................................64
   Section 20.12    Third Party Beneficiaries.................................64
   Section 20.13    Counterparts..............................................64

SCHEDULES

         Schedule A......Form of Service Agreement
         Schedule B......Form of Service Level Agreement

         Schedule C......Corporate Service Level Credits and Termination Events
         Schedule D......Account Management and Governance Overview

              MASTER AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES

         THIS MASTER AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES (the "Master Agreement") is made, between Advantica Restaurant Group, Inc., a Delaware corporation ("Advantica"), and Affiliated Computer Services, Inc., a Delaware corporation ("Supplier").

                            BACKGROUND AND OBJECTIVES

         This Master Agreement is entered into in connection with Advantica's decision to contract with Supplier for Supplier's provision of information technology services related to Advantica's business operations. This Master Agreement sets forth the general terms and conditions governing the contractual relationship between Advantica and Supplier. It is the intent of Advantica and Supplier that they will, upon entering into this Master Agreement, enter into one or more Service Agreements pursuant to this Master Agreement and may, from time to time in the future, enter into one or more Value Initiative Agreements or additional Service Agreements setting forth the specific terms and conditions applicable to specific Value Initiatives or Services to be contracted for by Advantica and Supplier.

         Supplier is an established provider of a broad range of information technology services. By entering into this Master Agreement and each Service Agreement, Supplier represents that it has, and will have, the skills, qualifications, expertise and experience necessary to perform and manage the services described in each such Service Agreement in an efficient, cost-effective manner with a high degree of quality and responsiveness and has performed and continues to perform the same and similar services for other customers in such manner.

         Advantica's objectives in entering into this Master Agreement include obtaining (i) high quality information technology services and systems in the areas described in this Master Agreement and related Service Agreements provided in a cost-effective manner; (ii) a flexible relationship with Supplier under which Supplier will be highly responsive to the requests of Advantica and to changes in technology and methods for providing information technology services, including accommodation of significant changes in volumes of operations, new generations of technology and improved methods of monitoring, measuring and achieving increased levels of service; (iii) continuous improvement in services and reduction of Advantica's associated costs in each area of Services performed by Supplier; and (iv) consistent and effective management of the relationship between Supplier and Advantica. Supplier will thoroughly review and analyze Advantica's needs and requirements for each information technology area described in each Service Agreement. Supplier fully understands Advantica's objectives in entering into this Master Agreement and, with respect to the Services, each Service Agreement. Based on such review and understanding, Supplier represents to Advantica that Supplier currently has the capability to achieve those objectives.

         On the basis of the foregoing, Advantica desires to engage Supplier to perform the services described in each Service Agreement entered into pursuant to this Master Agreement.

         The foregoing provisions set forth the background under which Advantica is entering into this Master Agreement and any Service Agreements and are intended to be a general introduction to this Master Agreement and such Service Agreements. They are not intended to expand the scope of the parties' express obligations under this Master Agreement or any Service Agreement or to alter the plain meaning of the terms and conditions of this Master Agreement or any Service Agreement. However, to the extent the terms and conditions of this Master Agreement or any Service Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the foregoing provisions.

                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.1    CERTAIN DEFINITIONS

         In this Master Agreement, the following terms shall have the indicated meanings:

         "ADVANTICA" means Advantica Restaurant Group, Inc. and each of its Affiliates.

         "ADVANTICA DATA" means all Advantica information, whether in written or electronic form.

         "ADVANTICA EQUIPMENT" has the meaning given in Section 6.2(a).

         "ADVANTICA FACILITIES" has the meaning given in Section 6.2(a).

         "ADVANTICA SOFTWARE" means any Software owned by Advantica and used in conjunction with any of the Services.

         "AFFILIATE" means, with respect to any specified person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified person or entity. For purposes of this Master Agreement, an "Affiliate" of Advantica includes any business unit or division of Advantica (including discrete restaurant "concepts").

         "BUSINESS DAY" means any day during which Advantica is generally conducting business in its corporate offices.

         "CHANGE OF CONTROL" means the transfer of the Control of a Party from the person(s), entity or entities who hold such Control on the Effective Date of this Master Agreement or the applicable Service Agreement Effective Date to one or more other persons or entities, but shall not include a transfer of the Control of a Party to an Affiliate of such Party.

         "CHANGE CONTROL DOCUMENT" has the meaning given in Section 4.14(c).

         "CHANGE CONTROL PROCEDURES" has the meaning given in Section 4.14(a).

         "CHARGES" has the meaning given in Section 13.1.

         "COMMERCIALLY REASONABLE EFFORTS" means, with respect to any objective, a level of effort to achieve such objective equal to or exceeding the higher of
(i) the level of effort to achieve the same or similar objectives used by Advantica or any third party providing such services for Advantica immediately before the applicable Service Agreement Effective Date, or (ii) the level of effort to achieve the same or similar objectives used by other sophisticated outsourcing companies providing services similar to the Services, and in any event a prompt and diligent effort, made in a professional and workmanlike manner, using properly trained and qualified individuals.

         "CONFIDENTIAL INFORMATION" has the meaning given in Section 9.1(b).

         "CONFIDENTIAL MATERIALS" has the meaning given in Section 9.1(c).

         "CONTRACT YEAR" with respect to a Service Agreement, means each annual period beginning on the Service Agreement Effective Date or the Service Commencement Date as defined within a Service Agreement.

         "CONTROL" and its derivatives means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

         "CORPORATE SERVICE LEVEL CREDITS" has the meaning given in Section 5.4(a).

         "DISCLOSING PARTY" has the meaning given in Section 9.1(a).

         "EFFECTIVE DATE" means the date of execution of this Master Agreement.

         "EQUIPMENT" means the computer, communications and other equipment owned or leased by Supplier and used by Supplier to provide the Services. Equipment includes, without limitation, all associated accessories and peripheral devices used in the provision of Services.

         "EXECUTIVE COMMITTEE" has the meaning given in Section 10.2(b).

         "FORCE MAJEURE EVENTS" has the meaning given in Section 17.4(a).

         "JOINT OPERATING COMMITTEE" has the meaning given in Section 10.2(a).

         "KEY SUPPLIER POSITIONS" has the meaning given in Section 7.3(a).

         "LOSSES" means all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred by an indemnified party hereunder in connection with an indemnified third party claim.

         "MASTER AGREEMENT" means this Master Agreement For Information Technology Services, all Master Schedules, and, when the meaning so requires, all Service Agreements.

         "MASTER SCHEDULE(S)" has the meaning given in Section 2.2.

         "MATERIAL SUBCONTRACT" has the meaning given in Section 4.16(a).

         "MIGRATION COMPLETION DATE" means the date a migration is completed in accordance with a Migration Plan.

         "MIGRATION MILESTONES" has the meaning given in Section 4.2(b).

         "MIGRATION PLAN" has the meaning given in Section 4.2(c).

         "MIGRATION SERVICES" has the meaning given in Section 4.2(c).

         "MIGRATION SOW" has the meaning given in Section 4.2(a).

         "NOTICE OF ASSUMPTION OF DEFENSE" has the meaning given in Section 16.5(a).

         "PARTIES" means Advantica and Supplier, and "PARTY" means either one of them.

         "PASS-THROUGH EXPENSES" means the actual invoiced amounts (excluding any Supplier profit, administrative fee or overhead charges unless expressly provided for in the applicable Service Agreement) charged to Supplier by third parties that Advantica has agreed to pay directly or for which Advantica has agreed to reimburse Supplier.

         "PERFORMANCE STANDARDS" has the meaning given in Section 5.5(a).

         "PRELIMINARY MIGRATION PLAN" is a preliminary plan for migration of Services to be included as part of a Service Agreement, as described in Section 4.2(b).

         "PROCEDURES MANUAL" has the meaning given in Section 10.6(a).

         "PROJECT EXECUTIVE" has the meaning given in Section 10.1.

         "RECEIVING PARTY" has the meaning given in Section 9.1(a).

         "REPORTS" means, collectively, single or periodic reports relating to the Services that are provided by Supplier to Advantica under any Service Agreement, as defined in Section 10.5.

         "RULES" has the meaning given in Section 19.3(a).

         "SCHEDULES" means any schedule, exhibit, agreement or other document either (i) attached to this Master Agreement, (ii) attached to Service Agreements, or (iii) executed by the Parties at any time hereafter, if such document states that it is a schedule to this Master Agreement or any Service Agreement.

         "SERVICE AGREEMENT" has the meaning given in Section 2.1.

         "SERVICE AGREEMENT EFFECTIVE DATE" means the date on which a Service Agreement is executed by both Parties or as otherwise provided in the applicable Service Agreement.

         "SERVICE COMMENCEMENT DATE" means the date that Supplier begins providing Services under a Service Agreement.

         "SERVICE AGREEMENT TERM" means the term of the applicable Service Agreement, as defined in each Service Agreement.

         "SERVICE LEVEL" has the meaning given in Section 5.1.

         "SERVICE LEVEL AGREEMENT" has the meaning given in Section 5.1.

         "SERVICE CREDITS," means, collectively, Service Level Credits and Corporate Service Level Credits.

         "SERVICE LEVEL CREDITS" has the meaning given in Section 5.4(a).

         "SERVICES" has the meaning given in Section 4.1.

         "SIMILARLY SITUATED SUPPLIER CUSTOMERS" has the meaning given in
Section 13.5.

         "SOFTWARE" means any computer software that relates to Services provided under a Service Agreement, and includes any Advantica Software, Supplier Software and Third Party Software.

         "SUPPLIER ENVIRONMENT" has the meaning given in Section 15.2(f).

         "SUPPLIER FACILITIES" means the facilities owned or leased by Supplier and from which the Supplier will provide any Services as specifically identified in a Services Agreement.

         "SUPPLIER PERSONNEL" means employees of Supplier and its subcontractors assigned to performing Services.

         "SUPPLIER SOFTWARE" means any Software owned by Supplier and used in conjunction with any of the Services.

         "SYSTEM CHANGE" has the meaning given in Section 4.15.

         "TERM" has the meaning given in Section 3.1. When used herein in the context of a Service Agreement, "Term" refers to the applicable Service Agreement Term.

         "TERMINATION/EXPIRATION ASSISTANCE" has the meaning given in Section 18.7(a).

         "THIRD PARTY CONSENTS" has the meaning given in Sections 6.3(c).

         "THIRD PARTY CONTRACTS" means any contract that is a Third Party Software License or Third Party Service Contract.

         "THIRD PARTY SERVICE CONTRACTS" means, collectively, (i) the agreements between Advantica and a third party pursuant to which the third party is providing to Advantica immediately before a Service Agreement Effective Date any services included within the Services, and (ii) the agreements between Supplier and a third party pursuant to which the third party is providing to Advantica or Supplier at any time during the applicable Service Agreement Term any services included within the Services.

         "THIRD PARTY SOFTWARE" means any Software that is owned by a person other than Supplier or Advantica and used to provide the Services.

         "THIRD PARTY SOFTWARE LICENSE" means a license agreement that authorizes Advantica or Supplier to use Third Party Software.

         "TRANSFERRED EMPLOYEE" has the meaning given in Section 7.1(b).

         "TRANSFERRED EQUIPMENT" has the meaning given in Section 6.1.

         "UNIDENTIFIED THIRD PARTY CONTRACT" has the meaning given in Section 6.3(d).

         "VALUE INITIATIVES" has the meaning given in Section 5.8.

         "VALUE INITIATIVE AGREEMENT" has the meaning given in Section 5.8.

         "VIRUS" shall mean files, programs or program code designed to affix themselves to, bury themselves within or send instructions to, other files, programs or program code in order to cause malfunctions, errors or destruction or corruption of data when affixed or at a later time.

         "YEAR 2000 COMPLIANT" means that the subject Software or Supplier Environment, and any items or services related thereto, as the case may be, will be Year 2000 compliant, meaning the subject Software or Supplier Environment will continue to function without delay, interruption or error; and functionality and accuracy (both logical and mathematical) will not be affected as a result of the run date or the dates being processed in the twentieth or twenty-first century, including the advent of the year 2000, or from the extra day occurring in any leap year.

SECTION 1.2       OTHER DEFINITIONS

         Other terms used in this Master Agreement, the Master Schedules and the Service Agreements are defined where they first appear and have the respective meanings there indicated.

                                    ARTICLE 2

                                MASTER AGREEMENT

SECTION 2.1       MASTER AGREEMENT

         This Master Agreement contains general contractual terms for Services to be provided to Advantica by Supplier. Services will be provided by Supplier pursuant to Service Agreements entered into by Advantica and Supplier. Generally, the Parties intend to enter into separate Service Agreements for discrete Services. Each "Service Agreement" shall describe the Services covered by the Service Agreement, the provisions for payment, the term for performance, applicable Service Levels, and other provisions that are specific to the Service Agreement. A form of Service Agreement is attached hereto as Master Schedule A. No Service Agreement Term shall extend beyond the Term of this Master Agreement.

         Except as otherwise expressly set forth in this Master Agreement, the obligations of the Parties under this Master Agreement during the Term shall be suspended during any period in which no Service Agreement is in effect.

SECTION 2.2       MASTER SCHEDULES

         Attached to this Master Agreement are schedules (the "Master Schedules") that contain specific provisions that apply to the Services generally or provide a form to be used in preparation of Service Agreements. The Master Schedules shall apply to all Service Agreements unless the Parties expressly agree otherwise.

SECTION 2.3       INTERPRETATION AND PRECEDENCE

         This Master Agreement, the Master Schedules, the Service Agreements, and the Service Level Agreements and other Schedules that may be added to the Service Agreements are to be interpreted so that all of the provisions are given as full effect as possible. In the event of a conflict between this Master Agreement or a Master Schedule and any Service Agreement, the order of precedence shall be first, the Service Agreement; second, any exhibit or Schedule to the Service Agreement; third, this Master Agreement; and fourth, any Master Schedule. All of the terms of this Master Agreement shall apply to each Service Agreement except to the extent negated or contradicted by the express terms of a Service Agreement or any Schedule to a Service Agreement.

SECTION 2.4       NO IMPLIED AGREEMENT

         Except as expressly required in a Service Agreement, nothing in this Master Agreement requires Advantica to purchase products or services from Supplier. Advantica may request information, proposals, or competitive bids from third parties on the same or different terms than as provided in this Master Agreement.

                                    ARTICLE 3

                                      TERM

SECTION 3.1       TERM

         The term of this Master Agreement (the "Term") shall begin as of the Effective Date and shall continue for a period of ten (10) years thereafter, unless earlier terminated in accordance with the provisions of this Master Agreement.

         Each Service Agreement shall set forth the applicable Service Agreement Term.

SECTION 3.2       RENEWAL TERM

         Advantica shall have the option to renew each Service Agreement for two
(1) year terms by delivering written notice of such renewal to Supplier at least ninety (90) days before expiration of the final applicable Contract Year under each Service Agreement. Except as may be expressly provided otherwise in a Service Agreement, all of the terms of this Master Agreement and the applicable Service Agreement shall continue to apply without change during any renewal period. "Service Agreement Term" shall refer to both the original term of the applicable Service Agreement and any renewal thereof.

                                    ARTICLE 4

                                    SERVICES

SECTION 4.1       GENERAL; SERVICE AGREEMENTS

         During the Term of this Master Agreement, regardless of whether one or more Service Agreements are in effect, Supplier shall cooperate with Advantica in providing proposals for information technology services reasonably requested by Advantica from time to time. Pricing proposed by Supplier for such services shall be commercially reasonable and, to the extent that an Advantica request includes a request for specific third party products or services to be provided directly to Advantica, such products and services will be treated as Pass-Through Expenses. Supplier shall use Commercially Reasonable Efforts to provide proposals at the earliest date practicable and in any event within twenty (20) Business Days of the date a request is received.

         Throughout each Service Agreement Term, Supplier shall provide the services described in the Service Agreements, as such Service Agreements may be amended and supplemented from time to time by written amendments thereto or pursuant to the Change Control Procedures (collectively, the "Services"). There may be services, functions, responsibilities or tasks not specifically described in this Master Agreement that are required for the proper performance and provision of the Services and that are an inherent part of, or a necessary sub-part included within the Services. If such services, functions, responsibilities and tasks are determined to be required for the proper performance and provision of the Services or are an inherent part, or a necessary subpart included within, the Services, such functions, responsibilities and tasks shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in the applicable Service Agreement. Supplier shall provide the Services in accordance with all of the terms of this Master Agreement, the Master Schedules, and the applicable Service Agreement.

         The specific Services to be supplied by Supplier to Advantica, the compensation to be paid and other related matters shall be expressed in each Service Agreement prepared from time to time by Supplier in response to a request by Advantica for such Services. Each Service Agreement shall incorporate by reference, and shall be subject to, the terms and conditions of this Master Agreement. No Services shall be provided by Supplier unless and until the appropriate Service Agreement has been duly signed and delivered by an authorized officer of Advantica. Each Service Agreement shall generally be in the form, and shall contain the information and terms, described in Master Schedule A attached hereto.

         As of the Effective Date of this Master Agreement, Advantica and Supplier are entering into the following Service Agreements:

         Service Agreement No. 1....Migration Services
         Service Agreement No. 2....Operations Management Services
         Service Agreement No. 3....Applications Development and Maintenance

                                    Services

         Service Agreement No. 4....Desktop Management Services

         Supplier shall use reasonable good faith efforts to competitively purchase goods and services from authorized minority-owned enterprises and historically underutilized businesses in connection with the Services provided to Advantica.

SECTION  4.2      MIGRATION SERVICES

         (a) If any migration of Services is to occur under a Service Agreement (other than under Service Agreement No. 1 executed by the Parties contemporaneously with this Master Agreement), Supplier shall be responsible for preparing for Advantica's approval a statement of work for the migration project (a "Migration SOW"), including a Preliminary Migration Plan, in order to assure an orderly transition of the Services (and, if necessary, the Equipment and Software). The Migration SOW shall be considered a "Change Control Document" and will be developed in accordance with the Change Control Procedures. After any Migration Completion Date pertaining to particular Services, Supplier shall obtain Advantica's written consent prior to any subsequent migration of such Services. Any such subsequent migration of Services initiated by Supplier must be approved by Advantica and shall be conducted by Supplier at its sole expense pursuant to a Migration Plan prepared by Supplier and approved by Advantica. Supplier shall proactively identify and communicate with Advantica any circumstances that would require a migration of any Services and will identify viable alternatives for migration strategies. Charges for the Migration Services shall be set forth in the agreed Migration SOW and shall be determined in accordance with Section 13.4 (Charges Pursuant to Change Control Procedures).

         (b) Supplier shall prepare and submit to Advantica, as part of a Service Agreement, a "Preliminary Migration Plan" that describes (i) the general Migration Services to be provided, (ii) the purpose of the migration and how the migration will address the business needs of Advantica,

(iii) the major steps involved to complete the migration, (iv) a responsibility matrix designating the respective responsibilities of Advantica and Supplier and any Advantica resources required in connection with the Migration Services, (v) any staff transfers, additions, or reassignments associated with the migration,
(vi) the risk involved with the migration and the steps to be taken to reduce the risk involved, including any contingency plans; and (vii) the milestones for completion of the applicable Migration Services (the "Migration Milestones") and the dates and time schedule for the applicable migration. Supplier acknowledges that, if requested by Advantica, a Migration Plan must recognize as a Migration Milestone any date identified by Advantica that relates to the closing or sale of any Advantica Facilities or restaurants. Further, Supplier shall provide a schedule of approximate costs associated with the Services that relate to the closing or sale of any Advantica Facilities or restaurants and the acquisition or opening of new Advantica Facilities or restaurants. Such schedule(s) shall be provided on or before 5:00 p.m. EST/EDT on the thirtieth (30th) day after Supplier first receives notice from Advantica of such a closing, sale, acquisition or opening.

         (c) Within thirty (30) days following Advantica's acceptance of a Preliminary Migration Plan, Supplier shall submit for Advantica's approval a final plan (the "Migration Plan") for the migration of the Services. The Migration Plan shall state in detail the specific steps for the timing and migration methodology that will be used by Supplier consistent with the provisions of the Preliminary Migration Plan. Except as may be implemented in accordance with the Preliminary Migration Plan, the Migration Plan must be approved by Advantica prior to implementation of any part of such Plan. As part of the Services, Supplier shall perform all functions and services, including the functions and services described in the Migration Plan necessary to accomplish the migration to the Supplier as identified in the Migration Plan (the "Migration Services"). Supplier shall perform the Migration Services without causing a disruption to Advantica's business or production environment.

         (d) Supplier acknowledges that Advantica may from time to time during a Service Agreement Term engage in internal and third party discussions and analysis activities related to the potential sale of multiple Advantica restaurants operating under one or more single brands or marketing concepts or the potential acquisition of multiple restaurants operating under one or more single brand names or marketing concepts. In connection with any such potential divestiture or acquisition, Supplier shall, upon Advantica's request and at no additional charge to Advantica (other than Advantica's reimbursement of Supplier for travel-related expenses authorized by Advantica), assist Advantica in analyzing the cost, timing and business impact of any such divestiture or acquisition, including performing such "due diligence" investigation and activities as would be reasonably required to enable Supplier to prepare a Migration SOW for such divestiture or acquisition with respect to each applicable Service Agreement then in effect. If requested by Advantica, Supplier shall provide the results of such investigation to Advantica and will discuss with Advantica all relevant information obtained by Supplier. Supplier's obligations to perform Migration Services in connection with any such divestiture or acquisition shall be subject to the Parties' agreement to a Migration SOW.

         (e) Except as otherwise provided in a Service Agreement, as Advantica closes or opens Advantica restaurants in the ordinary course of its business (i.e., excluding any divestiture or acquisition of a restaurant concept subject to a Migration SOW) Supplier shall, as part of the Services and at no additional charge to Advantica, have primary responsibility for disposing of and de-installing or acquiring and installing all Equipment, Software and other assets related to the Services provided by Supplier, including coordination with third parties as required.

         (f) Each Migration Plan shall include a migration acceptance test for each Service that is migrated that will ensure a complete and satisfactory migration of Services. Supplier shall perform a post-migration review within thirty (30) days of completion of the migration to ensure stabilization of the migrated environment.

         (g) As part of the Migration Services, and if requested by Advantica, Supplier shall provide (i) parallel operation/testing environments and (ii) a training environment for the Supplier Environment using test data prepared by Supplier. Subject to Advantica approval and where testing with data representative of the production environment is necessary, Supplier may use a copy of such Advantica production data; provided, however, that such test data shall not contain actual client names or addresses to the extent that the same is prohibited by statutory or regulatory requirements.

         (h) Supplier shall be excused if the failure to meet the applicable Migration Milestone results directly from a Force Majeure Event, as described in
Section 17.4 (Force Majeure), or Advantica's acts, omissions or breach of this Master Agreement or the applicable Service Agreement, subject to the provisions of Section 17.5 (Actions of Other Party). During the period Supplier is providing Migration Services Supplier shall maintain a "critical path analysis" for the particular migration project that will indicate the impact on the migration project time schedule for any occurrences of acts, omissions or breaches by Advantica, Force Majeure Events, or acts, omissions or breaches of obligations by Supplier or third parties. Supplier's critical path analysis shall be provided to and reviewed with Advantica as reasonably requested by Advantica during the particular migration project. If a Migration Milestone is missed as a result of a Force Majeure Event or as result of Advantica's acts, omissions or breach of this Master Agreement or a Service Agreement, subject to the provisions of Section 17.5 (Actions of Other Party), the Migration Milestones time schedule shall be adjusted by the Parties by the time period indicated in the critical path analysis in order to account for the delay caused by such events.

         (i) A breach of any Preliminary Migration Plan or Migration Plan shall constitute a breach of the applicable Service Agreement. Unless otherwise expressly provided in a Service Agreement, Preliminary Migration Plan or Migration Plan, all of Supplier's obligations contained in this Master Agreement and the applicable Service Agreement shall continue to apply during the applicable migration of Services.

SECTION 4.3       SPECIALIZED SERVICES OR PRODUCTS

         From time to time Advantica may request that Supplier use Commercially Reasonable Efforts to obtain products or specialized services that may be available from a third party supplier and that Supplier make such products or specialized services available to Advantica at prices more favorable than would otherwise be available to Advantica directly. Supplier shall notify Advantica from time to time of relationships Supplier may have with such third party suppliers that may be of benefit to Advantica in this respect.

SECTION 4.4       THIRD PARTY SERVICES

         Notwithstanding any request made to Supplier or the submission of any proposal by Supplier pursuant to Section 4.1 (General; Service Agreements) or
5.8 (Value Initiative Agreements), Advantica shall have the right to contract with one or more third parties to perform any services which are in addition to, or outside the scope of, the Services. If Advantica contracts with a third party to perform any such service, Supplier shall cooperate with Advantica and such third party to the extent reasonably required by Advantica, including provision of (i) written requirements, standards, and procedures for Advantica systems operations maintained by Supplier so that the enhancements or developments of such third party may be operated by Supplier, (ii) assistance and support services to such third party at the rates specified in the applicable Service Agreement, and (iii) access to the technical environment managed or operated by Supplier or any Services as necessary for such third parties to perform their work. Advantica shall require such third parties to comply with Supplier's reasonable requirements regarding operations, standards, and security. Supplier shall be obligated to support and maintain such service provider's work product at Advantica's request, provided the service provider complies with any written requirements, standards, and policies for system operations provided to Advantica by Supplier.

SECTION 4.5       RESOURCES

         Except as otherwise expressly provided in a Service Agreement, Supplier shall provide, at its expense, all of the facilities, personnel, Equipment, Software, services and other resources necessary to provide the Services. Supplier shall not implement any action or decision regarding such resources that would have an adverse effect on the Services (including, without limitation, changes in Equipment, Software and systems configurations), Service Levels, the amounts payable to Supplier under any Service Agreement or other Advantica costs and expenses without Advantica's prior written consent, which consent may be withheld in Advantica's sole discretion. No consent on behalf of Advantica shall be binding on Advantica unless granted in writing by Advantica's Project Executive (or authorized designee) or an officer of Advantica.

         Supplier will provide and have on site, its Project Executive prior to the commencement and for the duration of the applicable Service Agreement Term, and will timely provide additional trained and qualified personnel as necessary or appropriate to facilitate and ensure the timely and proper definition, provision, performance and delivery of the Services in accordance with this Master Agreement and each Service Agreement.

SECTION 4.6       COOPERATION

         As part of the Services, Supplier agrees to use Commercially Reasonable Efforts to comply with Advantica requests for cooperation and assistance for Advantica and its third party service providers in connection with special projects whether or not such projects are within the scope of the Services.

SECTION 4.7       AFFILIATES

         Throughout the Term, Supplier shall provide the Services to Advantica and to those present and future Affiliates of Advantica as Advantica may designate from time to time, all in accordance with the terms and conditions of this Master Agreement and the designated Service Agreement(s). Advantica and Supplier shall each have all of the same rights and obligations with respect to Services provided to Advantica Affiliates as they do with respect to Services provided to Advantica; provided, however, that each Party reserves the right to separately negotiate the terms on which Services would be provided to an Affiliate of Advantica not using the Services as of any Service Agreement Effective Date if Advantica requests that Supplier incur new financial obligations for Advantica or Affiliate assets or liabilities (e.g., equipment, software transfer or upgrade fees, license or lease obligations) in connection with providing such Services.

         If at any time during any Service Agreement Term Advantica sells or otherwise transfers ownership of an Affiliate to a third party or an Affiliate makes an acquisition or opens a new Facility, Supplier shall (i) continue to provide the Services to any transferred Affiliate if requested by Advantica,
(ii) will provide the Services to any new or newly acquired Facility if requested by Advantica and will provide both (i) and (ii) above, on the terms and conditions set forth in this Master Agreement and the applicable Service Agreement. Supplier shall cooperate with Advantica, such Affiliate and any new service provider to ensure an uninterrupted transition to the new service provider in the case of a sale or transfer of ownership of an Affiliate.

         Advantica shall be responsible for any special fees charged by a Third Party Software licensor as a result of Supplier using such Third Party Software to provide Services to an Affiliate not using the applicable Services as of a Service Agreement Effective Date or to a successor in accordance with this
Section 4.7 or allowing such Affiliate or successor access to such Third Party Software.

SECTION 4.8       CHANGES IN LAW AND REGULATIONS

         As part of the Services, Supplier shall identify the impact, if any, of changes in applicable legislative enactments and regulations on the Services. Supplier shall notify Advantica of such changes and shall work with Advantica to identify the impact of such changes on how Advantica uses the Services. Advantica shall notify Supplier of such changes in applicable legislative enactments and regulations that Advantica becomes aware of in the ordinary course of its business. Supplier shall promptly make any resulting modifications to the Services as reasonably necessary as a result of such changes through the Change Control Procedures. Supplier shall be responsible for, and shall pay for, the cost of any such changes relating to Supplier's business. Advantica shall be responsible for the cost of any such changes relating to Advantica's business to the extent such changes require computer resources in excess of the computer resources otherwise provided by Supplier as part of the Services. Supplier shall be responsible for any fines and penalties imposed on Advantica or Supplier arising from any noncompliance by Supplier, its subcontractors or agents with the laws and regulations in respect of the Services. Advantica shall be responsible for any fines and penalties imposed on Advantica or Supplier relating to Supplier's provision of the Services which arise from Advantica's failure to comply with laws and regulations to the extent advised of the necessity of such compliance by Supplier pursuant to this Section 4.8.

SECTION 4.9       LICENSES AND PERMITS

         As part of the Services, Supplier shall be responsible for obtaining all applicable governmental or regulatory licenses, authorizations, and permits required in connection with the performance of Services and to otherwise carry out its obligations under each Service Agreement and shall have financial responsibility for, and shall pay, all fees and taxes associated with such licenses, authorizations, and permits.

SECTION 4.10      DEDICATED  ENVIRONMENT

         During any time Services are performed at the Advantica Facilities, Supplier shall provide the Services using hardware, software and related resources dedicated solely to supporting Advantica. Unless otherwise expressly provided in a Service Agreement, all Services provided from the Supplier's Facilities shall be provided using dedicated Equipment and Software. Supplier shall not provide any Services from a shared or partitioned processing environment unless specifically approved in writing by Advantica.

SECTION 4.11      SERVICES NON-EXCLUSIVE

         (a) Except as shall be expressly set forth in a Service Agreement, Advantica may obtain the Services during the Term from Supplier or, at Advantica's option exercised from time to time during the Term, Advantica may obtain any or all of the Services from a third party or provide them internally. Advantica shall have no obligation to obtain from Supplier any services that are not included within the definition of Services. Any Services that are limited to specific locations under a Service Agreement apply only to such locations.

         (b) If Advantica elects to obtain any categories of Services from a third party, or elects to provide any categories of Services internally in accordance with Section 4.11(a), Advantica shall so notify Supplier at least forty-five (45) days in advance of the date such third party or Advantica will begin to provide such Services. Supplier shall cooperate with Advantica and Advantica's contractors to allow the proper performance of any services (whether or not included within the definition of Services) being provided internally by Advantica or by such third party contractors. Such cooperation shall include, without limitation, provision of (i) written requirements, standards and procedures for Advantica systems operations maintained by Supplier so that the enhancements or developments of such third party may be operated by Supplier,
(ii) assistance and support services to such third party at commercially reasonable rates, and (iii) access to the technology environment used by Supplier to provide the Services (subject to reasonable confidentiality and security restrictions) or any Services as necessary for such third parties to perform their work.

SECTION 4.12      CORRECTION OF ERRORS

         Supplier shall promptly correct any errors or inaccuracies in Advantica Data or Reports if such errors or inaccuracies were caused by Supplier. If the error or inaccuracy can be corrected utilizing Supplier's existing resource level for the Services or if the error or inaccuracy was caused by Supplier, such corrections shall be provided at no charge to Advantica and Supplier shall be responsible for any interest or penalties incurred by Advantica as a result of such errors.

Otherwise, any charges for such corrections shall be in accordance with the applicable Service Agreement or, if not addressed in the applicable Service Agreement, at Supplier's then-current standard rate for all Supplier customer accounts comparable to Advantica. Corrections and reruns shall be reported in daily, weekly and monthly reports defined by Advantica and produced by Supplier.

SECTION 4.13      TECHNICAL CHANGE CONTROL

         Supplier shall implement any changes in the technical environment and systems used to provide the Services in accordance with the applicable Service Agreement, and any applicable Procedures Manual, and the recommendations of any provider of Third Party Software. Until such Procedures Manual is finalized, Supplier shall follow Advantica's existing procedures or instructions for the implementation of technical changes. Notwithstanding anything to the contrary in the Service Agreement, the Procedures Manual, or Advantica's existing procedures:

         (a) Supplier shall not make any change that adversely affects the functions or performance of, or decreases the operational efficiency of, the Services, including without limitation the implementation of technological changes, without first obtaining Advantica's approval, which may be withheld in its sole discretion. Notwithstanding the foregoing, Supplier may make temporary changes required by an emergency but shall, if reasonably practicable, contact appropriate Advantica personnel to obtain prior approval. Supplier shall promptly document and report such emergency changes to Advantica.

         (b) Supplier shall move programs from development and test environments to production environments in a controlled and documented manner as described in the Procedures Manual.

         (c) Supplier shall not install any Equipment or Software upgrade within the Advantica environments unless such installation is in accordance with the terms of the Procedures Manual or the Change Control Procedures. If Supplier advises Advantica that, due to a change in the technical environment, Supplier may no longer be able to achieve one or more Service Levels unless an upgrade is authorized and Supplier provides documentation of Supplier's position acceptable to Advantica, Supplier shall not be subject to subsequent Service Level Credits otherwise owed under a Service Level Agreement to the extent Advantica does not approve such upgrade and Supplier demonstrates that the applicable Service Level failure was a direct result of the failure to install the upgrade requested by Supplier. In such event, however, Supplier shall use Commercially Reasonable Efforts to meet the applicable Service Level notwithstanding that the upgrade has not been installed. Such Commercially Reasonable Efforts shall include further discussions by Supplier with the applicable Third Party provider to determine if other alternatives are available and any such other alternatives shall be discussed with Advantica. At such time thereafter as Advantica requests, Supplier will install the previously requested upgrade. When Supplier advises Advantica of any proposed upgrade under this Section 4.13(c) Supplier shall be responsible for advising Advantica of all other upgrades or other changes that would result from or would be incidental to the upgrade.

SECTION 4.14      CONTRACT CHANGE CONTROL

         (a) From time to time during the Term Advantica or Supplier may propose changes in or additions to the Services or other aspects of this Agreement or a Service Agreement. Subject to clause (e) below, all such changes shall be implemented pursuant to the procedures set forth in this Section (the "Change Control Procedures").

         (b) Any change to this Master Agreement must be approved by the Relationship Executive of each Party and memorialized in a written amendment that specifically identifies this Master Agreement, the section of this Agreement that is the subject of the amendment, and the new provision.

         (c) If Advantica desires to propose a change in or addition to the Services under a Service Agreement, it shall deliver a written notice to the Supplier Project Executive describing the proposal. Supplier shall respond to such proposal as promptly as reasonably possible by preparing at Supplier's expense and delivering to the Advantica Project Executive a written document ("Change Control Document"), indicating: (i) the effect of the proposal, if any, on the amounts payable by Advantica hereunder (which effect shall be determined in the manner set forth in Section 13.4 (Charges Pursuant to Change Control Procedures) and the manner in which such effect was calculated; (ii) the effect of the proposal, if any, on Service Levels with a full explanation acceptable to Advantica; (iii) the anticipated time schedule for implementing the proposal; and (iv) any other information requested in the proposal or reasonably necessary for Advantica to make an informed decision regarding the proposal. If Supplier desires to propose a change in or addition to the Services or other aspects of this Agreement, it may do so by preparing at its expense and delivering a Change Control Document to the Advantica Project Executive. A Change Control Document, once submitted to Advantica, shall constitute an offer by Supplier to implement the proposal described therein on the terms set forth therein, and shall be irrevocable for a minimum of thirty (30) days.

         (d) No change in or addition to the Services or any other aspect of this Agreement shall become effective without the written approval of the Advantica Project Executive (or, if necessary, an Advantica officer with the appropriate level of signature authority). If Advantica elects to accept the offer set forth in the Change Control Document, as evidenced by the written approval of the Advantica Project Executive, any changes in or additions to the Services described in the Change Control Document shall thereafter be deemed "Services," any other changes described in the Change Control Document shall be deemed to have amended this Master Agreement, and the Parties shall agree on any further modifications to this Master Agreement required to reflect the Change Control Document.

         (e) Routine changes made in the ordinary course of Supplier's provision of the Services that are performed within the then-existing resources used to provide the Services and that do not affect Service Levels (such as changes to operating procedures, schedules and Equipment configurations) shall be made at no additional cost to Advantica and shall be made and documented in accordance with the Procedures Manual.

SECTION 4.15      SYSTEM CHANGE BENCHMARKING

         Each time, if any, that Supplier initiates a material change in the operating environment in which Supplier is operating Software (a "System Change"), Supplier shall perform a comparison, at a reasonable and mutually agreed level of detail, between the amount of resources required by the Software to perform a representative sample of the data processing then being performed for Advantica immediately prior to the System Change and immediately after the System Change. Advantica shall not be required to pay for increased resource usage due to a System Change unless requested by or approved by Advantica. If, following a System Change, Supplier contends that increased resource usage has resulted from increased Advantica usage and not from the System Change, Advantica shall only pay for increased usage as to the extent Supplier is able to demonstrate to Advantica that increased usage is not due to the System Change and is due to Advantica usage. Any such demonstration shall utilize the same representative sample as used in the comparison above.

         The parties acknowledge that upgrades to existing operating systems Software operated by Supplier shall not be deemed a System Change provided Supplier uses all Commercially Reasonable Efforts to minimize any increased processing utilization; however, for example, new or replacement operating systems Software implementation would be deemed a System Change unless such implementation is directed by Advantica.

SECTION 4.16 SUBCONTRACTING

         (a) Supplier shall not delegate or subcontract any of its material obligations under this Master Agreement or any Service Agreement without Advantica's prior written consent, which may be withheld in Advantica's sole discretion. Notwithstanding the preceding sentence, but subject to clause (c) below, Supplier may use, in the ordinary course of business, third party service providers or products pursuant to subcontracts which, when combined with any related subcontracts, involve the payment of no more than $100,000 in any twelve month period. A subcontract involving the payment of more than $100,000 in any twelve-month period shall be a "Material Subcontract." Notwithstanding any other provision in this Section 4.16, all subcontractors shall be required to execute documents binding the subcontractor to confidentiality and non-disclosure agreements that are at least as protective as this Agreement with respect to confidentiality of Advantica Confidential Information under Article 9.

         (b) If Supplier desires to enter into a Material Subcontract, it shall submit to Advantica in writing a proposal specifying (i) the specific tasks Supplier proposes to subcontract, (ii) the reason for having a subcontractor perform such tasks instead of Supplier, (iii) the identity and qualifications of the proposed subcontractor and (iv) any other information reasonably requested by Advantica or relevant to Advantica's approval of the subcontractor. If Advantica approves of the use of such subcontractor, Supplier shall include in such subcontract provisions (A) naming Advantica as an intended third-party beneficiary, (B) substantially similar to Article 11 (Audits), Section 5.5 (Performance Standards) and Article 9 (Confidentiality), and (C) any other provisions necessary for Supplier to fulfill its obligations under this Master Agreement or any Service Agreement (including without limitation, clause (c) below), and provide Advantica with a copy of each Material Subcontract. Such subcontract provisions shall also include the option of Advantica to assume each Material Subcontract in the event Advantica terminates this Master Agreement or a Service Agreement. In addition, Supplier shall not disclose any Advantica Confidential Information to such subcontractor until such subcontractor has agreed in writing to assume the obligations described in Article 9 (Confidentiality).

         (c) Advantica may revoke approval of a subcontractor previously approved, or object to Supplier's use of a subcontractor for which Advantica's approval was not required pursuant to the clause (a) above, if a subcontractor is acquired or otherwise becomes affiliated with a competitor of Advantica, the subcontractor's performance has been materially deficient, good faith doubt exists concerning the subcontractor's ability to render future performance, or there have been material misrepresentations by or concerning the subcontractor. Upon such revocation or objection, Supplier shall remove such subcontractor from performing the Services.

         (d) Supplier shall remain liable for obligations performed by subcontractors to the same extent as if a Supplier employee had performed such obligations, and for purposes of this Master Agreement such work shall be deemed work performed by Supplier. If a subcontractor breaches a Material Subcontract, or is alleged to have breached a Material Subcontract, Supplier shall notify Advantica and provide Advantica with such information relating to the alleged breach as Advantica may reasonably request. Any breach of a Material Subcontract shall constitute a breach of this Master Agreement or the applicable Service Agreement.

         (e) At no time shall Supplier retain individual independent contractors for provision of the Services in excess of twenty-five percent (25%) of the number of personnel involved in providing the Services under each Service Agreement, without the prior approval of Advantica.

                                    ARTICLE 5

                                 SERVICE LEVELS

SECTION 5.1       SERVICE LEVEL AGREEMENTS

         Concurrently with entering into each Service Agreement, Advantica and Supplier will enter into an agreement (a "Service Level Agreement") that specifically relates to such Service Agreement and contains quantitative levels of performance ("Service Levels") for certain specified Services. Each Service Level Agreement will be in a form similar to the form attached hereto as Master Schedule B. With respect to each Service that has an associated Service Level, Supplier shall provide such Service throughout the applicable Service Agreement Term in a manner that meets or exceeds the associated Service Level.

SECTION 5.2       REVIEW OF SERVICE LEVELS

         Within six (6) months after the initiation of Services under a Service Agreement and every six months thereafter, the parties shall jointly review the Service Levels and adjust them to reflect any improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties acknowledge that they expect the Service Levels identified in the Service Level Agreements to generally improve continuously throughout the Service Agreement Term of the respective Service Agreements. Throughout each Service Agreement Term, Supplier shall identify and notify Advantica of commercially reasonable methods of improving the Service Levels.

SECTION 5.3       MEASUREMENT AND MONITORING TOOLS; REPORTING

         As part of the Services throughout the Term, and at no additional cost to Advantica, Supplier shall implement any measurement and monitoring tools and procedures necessary to measure its performance of the Services and compare such performance to that required by the Service Level Agreements. Upon Advantica's request, Supplier shall provide Advantica or its auditors with any information and access to the measurement and monitoring tools necessary to verify compliance by Supplier with the Service Level Agreements. Supplier shall provide such documentation to Advantica as shall be necessary to allow verification of Supplier's compliance with the Service Levels. Service Level reports will be provided to Advantica at the same time that Supplier delivers its invoice for Charges to Advantica.

SECTION 5.4       FAILURE TO MEET SERVICE LEVELS

         (a) Supplier acknowledges that its failure to meet one or more Service Levels may have a material adverse effect on the business and operations of Advantica. Accordingly, if Supplier fails to meet a Service Level for reasons other than those specified in Section 5.4(c) below, Advantica shall have the option, but not the obligation, to recover the applicable amount specified in each Service Level Agreement ("Service Level Credits"). If Supplier fails to meet Service Levels under certain circumstances described in Master Schedule C, Advantica shall have the option, but not the obligation, to recover the applicable amounts specified in Master Schedule C (the "Corporate Service Level Credits"). Supplier shall remit Service Credits to Advantica within thirty (30) days after the end of the month in which such failure occurred, or, at Advantica's option, Supplier shall deduct the Service Credits from the next succeeding invoice or other amounts due to Supplier. Regardless of whether Advantica exercises its option to recover Service Credits with respect to any failure, Advantica shall also have any remedies available to Advantica under this Master Agreement or any Service Agreement, at law or in equity, including the right to terminate this Master Agreement or any Service Agreement for cause.

         (b) Each time Supplier fails to meet a Service Level, Supplier shall:
(i) promptly, but in any event within five (5) Business Days, investigate the root cause(s) of the failure and deliver to Advantica a written report identifying such root cause(s) in the form requested by Advantica or as specified in a Service Agreement; (ii) use all Commercially Reasonable Efforts to correct the problem and to begin meeting such Service Level as soon as practicable; and (iii) at Advantica's request, advise Advantica of the status of such corrective efforts. All Service Levels and applicable Service Credits remain in effect notwithstanding Supplier's use of Commercially Reasonable Efforts to correct any performance problem.

         (c) If any failure to meet a Service Level is directly and solely attributable to (i) a Force Majeure Event, or (ii) actions or omissions of Advantica or a breach by Advantica of this Master Agreement or a Service Agreement as described in Section 17.5 of this Master Agreement, Advantica shall not be entitled to a Service Credit.

SECTION 5.5       PERFORMANCE STANDARDS

         (a) With respect to any Service or obligation which does not have an associated Service Level, Supplier shall perform such Service or obligation with a level of accuracy, quality, completeness, timeliness, responsiveness and cost efficiency that meets or exceeds the higher of (i) the level of performance by Advantica or any third party providing such services for Advantica immediately before the applicable Service Agreement Effective Date, or (ii) the standards of other sophisticated outsourcing companies providing services similar to the Services, and in any event using prompt and diligent efforts in a professional and workmanlike manner and using properly trained and qualified individuals ("Performance Standards"). Each time Supplier fails to meet any Performance Standards, Supplier shall: (i) promptly investigate the root cause(s); (ii) use all Commercially Reasonable Efforts to correct the problem and to begin performing such obligation in the required manner as soon as practicable, but in any event within thirty (30) days of such failure; and (iii) advise Advantica on a regular basis of the status of such corrective efforts. All Performance Standards remain in effect notwithstanding Supplier's use of Commercially Reasonable Efforts to correct any performance problem.

         (b) Regardless of whether there exists an associated Service Level, Supplier shall (i) perform all Services and obligations promptly, diligently and in a workmanlike and professional manner, using qualified individuals, and (ii) use all Commercially Reasonable Efforts to perform the Services and obligations in the manner which reduces charges payable by Advantica hereunder to the minimum amount reasonably practicable while still meeting required levels of quality and performance.

SECTION 5.6       BENCHMARKING

         If a Service Agreement provides for periodic benchmarking with respect to Service Levels or charges under the Service Agreement, the Parties shall cooperate in good faith to perform the benchmarking procedures described in such Service Agreement.

SECTION 5.7       ADVANTICA SATISFACTION SURVEYS

         Upon the request of Advantica and as part of the Services, Supplier (or if Advantica elects, a third party selected by Advantica) shall, if requested by Advantica, conduct Advantica satisfaction surveys as approved by Advantica for affected end-users of the Services as designated by Advantica. This survey shall be of the content and scope reasonably determined by Advantica, administered in accordance with the procedures agreed upon by Advantica and Supplier, and not to exceed two (2) surveys each Contract Year. Notwithstanding the foregoing, with respect to Service Agreements No. 2 through No. 4 entered into by Advantica and Supplier as of the Effective Date, the form of end user survey will be agreed to by Parties during the migration period described in Service Agreement No. 1, the surveys for Contract Year 1 will not exceed 200 end users for each such Service Agreement, and the surveys will be conducted quarterly for Contract Year 1 and annually for Contract Years after Contract Year 1.

SECTION 5.8       VALUE INITIATIVES AND PERIODIC IT REVIEW

          During the Term of this Master Agreement it is the intention of Supplier and Advantica to cooperate in good faith to identify opportunities for Supplier to propose Supplier Services to Advantica for the purpose of creating technology-enabled business value for the benefit of Advantica ("Value Initiatives"). Periodically, but at least annually, Supplier and Advantica executives shall meet for a review of Advantica's information technology requirements as well as reporting and recommendations of Supplier as to the quality of Services performance by Supplier and continuous improvement in such performance. Advantica may periodically cause an independent organization to conduct an information technology review of Advantica's operations to assist Advantica and Supplier in their assessment and review, including a review of available benchmarking and best practices information. The cost of such review will be shared equally by Advantica and Supplier.

          If Advantica agrees with Supplier to contract for implementation of a Value Initiative, Supplier and Advantica will negotiate in good faith to determine the pecuniary value of Supplier's contribution to achievement of the applicable business objectives, the method of measuring and tracking such value and the period over which it will be measured and tracked, and the basis for compensating Supplier for the applicable Supplier Services. The principles on which these negotiations will be based will include, among others, the degree to which the applicable Supplier Services contribute to achievement of the business objectives and the value of the at-risk investment of resources Supplier is willing to make to achieve such business objectives. Generally, it is the intent of Supplier and Advantica that Supplier' compensation for such Supplier Services will be contingent upon successful achievement of the business objectives and will be equivalent to Supplier's proportionate value contribution over a specific period (generally up to one (1) year). The terms and conditions agreed to by Supplier and Advantica with respect to each Value Initiative will be set forth by the Parties in an agreement (a "Value Initiative Agreement").

                                    ARTICLE 6

          TRANSFERS OF EQUIPMENT, FACILITIES AND THIRD PARTY CONTRACTS

SECTION 6.1       ASSUMPTION OF EQUIPMENT LEASES

         If specified in a Service Agreement, Advantica shall assign, and Supplier shall assume, Advantica's obligations under the applicable leases for certain equipment that is used to provide the Services as described in the Services Agreement or Advantica may sell equipment owned by it to Supplier (the "Transferred Equipment"). Supplier shall obtain consents to such assignments and releases of Advantica's liability under such leases as promptly as practicable. The Service Agreement shall state the other terms and conditions applicable to the Transferred Equipment. Any assignment of Advantica's interests in the Transferred Equipment is made "AS IS, WHERE IS," WITHOUT WARRANTIES OF ANY KIND (EXCEPT AS EXPRESSLY STATED IN SUCH SERVICE AGREEMENT), AND SPECIFICALLY WITHOUT ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 6.2       USE OF ADVANTICA FACILITIES AND EQUIPMENT

         (a) During the Term of a Service Agreement, Advantica shall make available to Supplier furnished space in Advantica's office facilities as reasonably determined by Advantica to be suitable for Supplier to carry out functions associated with the Services (the "Advantica Facilities") and certain Equipment identified in each Service Agreement that will continue to be owned by Advantica (the "Advantica Equipment").

         (b) Supplier shall: (i) use the space in the Advantica Facilities for the sole purpose of providing the Services; (ii) comply with the leases and other agreements applicable to the Advantica Facilities; (iii) comply with all policies and procedures governing access to and use of Advantica Facilities; and
(iv) return such space to Advantica in the same condition it was in on the Service Agreement Effective Date, ordinary wear and tear excepted. Except to the extent included in the Services and Charges described in the applicable Service Agreement (e.g., supplies and consumables used in providing the Services), Advantica shall provide the Advantica Facilities and access to normal office resources (e.g., fax, telephone and copier support) at no charge to Supplier. Supplier shall remain responsible for any required long distance charges, copier paper and all other expenses incurred by Supplier's on-site account management team. Advantica may, at its option, provide, and Supplier will manage, personal computers for Supplier's on-site account management team.

         (c) Supplier shall: (i) use the Advantica Equipment for the sole purpose of providing the Services; (ii) comply with any directions from Advantica concerning the location of the Advantica Equipment; (iii) provide, or arrange for third parties to provide, maintenance of the Advantica Equipment; and (iv) return such equipment to Advantica in the same condition it was in on the Service Agreement Effective Date, ordinary wear and tear excepted.

SECTION 6.3       THIRD PARTY CONTRACTS

(a) Each Service Agreement shall provide for the treatment of all Third Party Contracts, as follows: (i) all or certain of the Third Party Contracts may be assigned by Advantica to Supplier, (ii) all or certain of the Third Party Contracts may be retained by Advantica and, as necessary, any required Third Party Consents shall be obtained by Advantica, Supplier or both, as specified in the Service Agreement, and (iii) the respective financial, operational and other obligations of the Parties with respect to the Third Party Contracts shall be set forth in the Service Agreement. As used in Section 6.3(a)(ii), "Third Party Consents" refer to consents granted by Third Parties as necessary to permit Supplier to either access and operate the subject Equipment or Software or to otherwise enjoy the benefit of Advantica's rights under the Third Party Contract in order to perform Supplier's obligations under a Service Agreement.

         Regardless of whether a Third Party Consent is obtained with respect to any Third Party Service Contract assigned or to be assigned to Supplier, unless otherwise provided in a Service Agreement, on and after each Service Agreement Effective Date Supplier shall fulfill all of the payment and other obligations formerly imposed on Advantica under such Third Party Contracts to the extent such obligations arise on or after the applicable Service Agreement Effective Date. If any such Third Party Consent cannot be obtained, Supplier shall identify and adopt, at its expense, subject to Advantica's prior approval, such alternative approaches as are necessary to provide the Services without such Third Party Consent.

         (b) Subject to obtaining any required Third Party Consents, as of the applicable Service Commencement Date Advantica shall grant to Supplier, for the sole purpose of providing the Services, the same rights of access to, and use of, the Third Party Contracts used by Advantica immediately before the applicable Service Commencement Date.

         (c) On or before the applicable Service Agreement Effective Date, in the event the Service Agreement requires Supplier to assume any Third Party Contract, Supplier shall obtain from each third party to a Third Party Contract existing on the applicable Service Agreement Effective Date any required consents by such third party to (i) the assignment to and assumption by Supplier of Third Party Contracts, and (ii) a complete release of Advantica with respect to all obligations arising under such Third Party Contracts on and after the applicable Service Agreement Effective Date (collectively, the "Third Party Consents"). Supplier shall pay all transfer, upgrade and other fees necessary to obtain any Third Party Consents with respect to Third Party Contracts, and Advantica's liability for any such payments is only to Supplier as expressly set forth in the applicable Service Agreement; provided that, Advantica shall be responsible for any such fees imposed by the Third Party for any Advantica Affiliates not receiving Services as of the applicable Service Agreement Effective Date. Unless otherwise specified in a Service Agreement, any assigned Third Party Contract shall include the right of Advantica to re-acquire the rights under the Third Party Contract upon any termination or expiration of a Service Agreement.

         (d) With respect to any Third Party Contract which both (i) is not identified in a Service Agreement and (ii) was not made known to Supplier during the due diligence and negotiations preceding the execution of a Service Agreement (an "Unidentified Third Party Contract"), the following shall apply:
(A) the Unidentified Third Party Contract shall be added to the appropriate Service Agreement as soon as it has been identified; (B) Supplier shall obtain any required Third Party Consents with respect to any Unidentified Third Party Contract that is a Third Party Service Contract as soon as possible after it has been identified; and (C) Advantica shall pay all transfers, upgrade and other fees necessary to obtain such Third Party Consent with respect to the Unidentified Third Party Contracts. During the Term, Advantica shall either retain financial responsibility for license, maintenance or other financial obligations with respect to such Unidentified Third Party Contracts or Supplier shall charge such amounts to Advantica on a Pass-Through Expense basis.

SECTION 6.4       AGENCY

         If and to the extent expressly provided in a Service Agreement, Advantica appoints Supplier as its agent, for the limited purposes of administering, managing, operating and paying under the Third Party Contracts to which Advantica is a party in connection with the Services contemplated by a Service Agreement, such agency of Supplier is limited, in that Supplier may not enter into oral or written agreements with any individual or business entity for or in the name of Advantica or its Affiliates, without the prior express written approval of Advantica. Supplier shall not cancel, substitute, terminate, change or add to any Third Party Contracts without Advantica's prior written consent, which consent may be withheld in Advantica's sole discretion.

         Upon Advantica's request, Supplier will provide to Advantica all information and documentation related to its activities as Advantica's agent with regard to such Third Party Contracts. Supplier shall notify Advantica immediately at any time that Supplier becomes aware that any party to a Third Party Contract has breached or intends to breach a Third Party Contract. Advantica may terminate or provide additional restrictions on Supplier's agency appointment with respect to any Third Party Contract to which Advantica is a party upon written notice to Supplier.

                                    ARTICLE 7

                                    PERSONNEL

SECTION 7.1       OFFERS AND TERMS OF EMPLOYMENT

         (a) Each Service Agreement will specify the employees of Advantica or any existing outsourcing suppliers to whom Supplier shall offer employment, if any.

         (b) Supplier shall give each such employee who accepts such offer (a "Transferred Employee") full credit under all Supplier seniority-based benefits plans (including, without limitation, vacation, 401(k), retirement and employee stock purchase plans) for years of service at Advantica or elsewhere to the same extent that Advantica had given credit for that employee's years of service. Any pre-existing condition limitations and waiting periods under Supplier benefit plans shall be waived for all Transferred Employees. Supplier shall grant each Transferred Employee the same rights and opportunities for advancement as comparable employees currently employed by Supplier.

SECTION 7.2       KEY TRANSFERRED EMPLOYEES

         A Service Agreement may designate certain Transferred Employees (the "Key Transferred Employees") who are critical to providing the Services. Unless consented to by Advantica, Supplier shall not, for the period set forth next to such Key Transferred Employee's name in the Service Agreement, either (i) terminate the employment of such Key Transferred Employee except for cause, or
(ii) transfer such Key Transferred Employee from the Advantica account.

SECTION 7.3       KEY SUPPLIER POSITIONS

         (a) A Service Agreement may designate certain Supplier personnel positions (the "Key Supplier Positions") which are critical to providing the Services throughout the applicable Service Agreement Term. Advantica may change or update the Key Supplier Positions from time to time during the Term, provided that, unless otherwise agreed by the parties, the number of Key Supplier Positions shall not exceed the number listed in the applicable Service Agreement. Supplier shall cause the personnel filling the Key Supplier Positions to devote full time and effort to the provision of the Services.

         (b) The individuals who will fill the Key Supplier Positions on the Service Commencement Date shall be listed in the applicable Service Agreement as of the applicable Service Agreement Effective Date, to the extent known. From the date an individual first fills a Key Supplier Position until completion of the period set forth next to such Key Supplier Position in such Service Agreement, Supplier shall notify Advantica reasonably in advance of any decision by Supplier to (i) terminate the employment of any individual originally or subsequently filling such Key Supplier Position except for cause, or (ii) transfer such individual from such Key Supplier Position. In any such case, Supplier shall reasonably consider any concerns expressed by Advantica with respect to such proposed action. In no event shall Supplier transfer an individual from a Key Supplier Position to the account of a competitor of Advantica during the applicable Service Agreement Term.

         (c) Before assigning an individual to fill a Key Supplier Position, Supplier shall notify Advantica of the proposed assignment, shall introduce the individual to appropriate Advantica representatives as designated by Advantica's Project Executive and Relationship Executive, and shall provide Advantica with a resume and such other information as Advantica may reasonably request. If Advantica objects to the proposed assignment within fifteen (15) days after being notified thereof, Supplier shall discuss such objections with Advantica and attempt to resolve them on a mutually agreeable basis. If Advantica continues to object to the proposed assignment, Supplier shall not assign the individual to that position and shall propose another individual to fill the Key Supplier Position within ten (10) Business Days.

SECTION 7.4       SUPPLIER EMPLOYEES ASSIGNED TO ADVANTICA ACCOUNT

         (a) Under any Service Agreement, Advantica shall have the right to notify Supplier if Advantica determines that the continued assignment to the Advantica account of any Supplier employee is not in the best interests of Advantica. Upon receipt of such notice, Supplier shall have a reasonable time period, not to exceed five (5) days, to investigate the matters stated therein, discuss its findings with Advantica and attempt to resolve such matters in a manner acceptable to Advantica.

         (b) If Supplier fails to meet the Performance Standards or Service Levels persistently or continuously and if Advantica reasonably believes such failure is attributable in whole or in part to Supplier's reassignment, movement, or other changes in the human resources allocated by Advantica to the performance and delivery of the Services and/or to the Supplier subcontractors assigned to the Advantica service team, Advantica will notify Supplier of such belief. Upon receipt of such notice from Advantica, Supplier (i) will promptly provide to Advantica a report setting forth Supplier's position regarding the matters raised by Advantica in its notice; (ii) will meet with Advantica to discuss the matters raised by Advantica in its notice and Supplier's positions with regard to such matters; and (iii) will diligently work to eliminate with respect to the Services any such Supplier human resource practices and/or processes identified and agreed to by the Parties as adversely impacting the performance and delivery of the Services by Supplier.

         (c) Further, at Advantica's written request, Supplier shall promptly remove any Supplier Employee, including the Supplier's Project Executive, from the Advantica account so requested by Advantica and, if appropriate or necessary, replace such Supplier Employee with a suitable replacement in a prudent manner so as not to interrupt or adversely affect the Services

SECTION 7.5       SUPPLIER PERSONNEL

         Supplier employees shall remain employees of Supplier at all times and shall not be deemed employees of Advantica for any purpose. Supplier shall have sole responsibility for all salaries, wages and benefits of Supplier employees.

                                    ARTICLE 8

                  INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

SECTION 8.1       ADVANTICA SOFTWARE

         Each Service Agreement shall identify the Advantica Software, if any, that Supplier is authorized to use to perform the Services and specify the rights of Supplier to use the Advantica Software.

SECTION 8.2       SUPPLIER SOFTWARE

         Each Service Agreement will identify any Supplier Software that will be used to provide the Services. Supplier shall install, operate and maintain at its expense any Supplier Software needed to provide the Services. Without Advantica's written consent, Supplier shall not use in performing the Services any Supplier Software that is not commercially available to Advantica. As of the applicable Service Agreement Effective Date, Supplier grants to Advantica and its contractors and subcontractors, to the extent necessary or desirable for Advantica or such contractors and subcontractors to perform any Services permitted by this Master Agreement or any Service Agreement, a worldwide, royalty free, nonexclusive license during the applicable Service Agreement Term to use Supplier Software for the sole benefit of Advantica. Except for the foregoing license, Supplier retains all right, title and interest in and to the Supplier Software.

SECTION 8.3       THIRD PARTY SOFTWARE

         Each Service Agreement shall identify any Third Party Software, and, unless otherwise stated in such Service Agreement, Supplier shall, to the extent necessary or appropriate to provide the Services: (i) maintain licenses and maintenance agreements for Third Party Software Licenses used by Advantica on the Service Agreement Effective Date; (ii) upgrade, enhance, and implement new versions of Third Party Software used by Advantica on the Service Agreement

Effective Date; (iii) obtain licensed authorization for use and disclosure of Third Party Software by and to Supplier's employees or agents; (iv) install fixes, modifications, releases or versions of Third Party Software which are identified by the licensor of Third Party Software as required to make the Third Party Software Year 2000 Compliant; and (v) if directed by Advantica, replace or add to Third Party Software used by Advantica on the Service Agreement Effective Date. Supplier shall not use in performing the Services any Third Party Software unless such Third Party Software was commercially available to Advantica when selected.

SECTION 8.4       WORK PRODUCT

         Supplier shall be the sole and exclusive owner of all work product owned by it as of each applicable Service Agreement Effective Date. Advantica shall be the sole and exclusive owner of any reports, manuals (including any Procedures Manual) and other work product prepared by Supplier pursuant to a Service Agreement and of any enhancements to and modifications of Advantica Software implemented pursuant to a Service Agreement. In addition, as between Advantica and Supplier, Advantica shall be the sole and exclusive owner of any enhancements to and modifications of Third Party Software implemented pursuant to a Service Agreement. All work product described in the preceding two (2) sentences shall be considered works for hire owned by Advantica. If any such work product is not considered a work made for hire under applicable law, Supplier hereby irrevocably assigns to Advantica, without further consideration, all of Supplier's right, title and interest in and to such work product. Supplier shall execute any documents and take any other actions reasonably requested by Advantica to accomplish the purposes of this Section. If for any reason Advantica fails to obtain ownership of the work product and such ownership is vested in Supplier or its employees or agents, Supplier agrees to
(i) promptly and legally transfer such work product to Advantica wherever possible and (ii) wherever not possible, promptly grant to Advantica or obtain and promptly act on the right to grant to Advantica, a perpetual, exclusive, royalty-free and world-wide license to use the work product for any purpose, and to assign and sublicense its license rights. The Parties' rights, if any, in Software developed outside the scope of the Services shall be determined pursuant to the Contract Change Control Procedures.

SECTION 8.5       USE OF CONCEPTS, KNOW-HOW AND METHODS

         Nothing in this Master Agreement or any Service Agreement shall restrict a Party from the use of any ideas, concepts, know-how, methods or techniques relating to information technology services that such Party, individually or jointly, develops or discloses under this Master Agreement or any Service Agreement or obtains from third parties, except to the extent that such use infringes the other Party's patent rights, copyrights or other intellectual property rights or involves a disclosure or use of the other Party's Confidential Information.

SECTION 8.6       NON-INFRINGEMENT

         Supplier shall perform its obligations under this Master Agreement and all Service Agreements in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party. Supplier represents that, to its knowledge, the Supplier Software and Third Party Software and the Services performed by Supplier do not, and will not, infringe any patent, copyright, trade secret or any other intellectual property interest owned or controlled by any other person.

SECTION 8.7       VIRUSES

         Supplier shall use all Commercially Reasonable Efforts to ensure that no Viruses are coded or introduced into the systems used to provide the Services. If a Virus is introduced into the systems used to provide the Services, Supplier shall eliminate the Virus and mitigate any losses of operational efficiency or data caused by the Virus.

SECTION 8.8       DISABLING CODE

         Supplier shall not insert into any Software any code that would have the effect of disabling any Software, Equipment or Services. With respect to any disabling code that may be part of the Software, Supplier shall not invoke such disabling code at any time (whether during or after the Term) for any reason. If at any time the licensor of any Third Party Software shall invoke or threaten to invoke any disabling code in Third Party Software licensed to Supplier that could adversely affect the Services, Supplier shall use its best efforts to preclude such action on the part of such licensor. Advantica acknowledges that Supplier's "best efforts" in this case may include provision of a temporary work-around for up to sixty (60) days.

                                    ARTICLE 9

                                 CONFIDENTIALITY

SECTION 9.1       DEFINITIONS

         (a) "Disclosing Party" means the Party furnishing Confidential Information and "Receiving Party" means the Party receiving the Confidential Information disclosed by the Disclosing Party.

         (b) "Confidential Information" means information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure. Confidential Information includes, without limiting the generality of the foregoing, Supplier Software, Advantica Data, Advantica Software, the terms of this Master Agreement, and information:

             (i) relating to the Disclosing Party's software or hardware products or services, or to its research and development projects or plans;

             (ii) relating to the Disclosing Party's business, policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Disclosing Party's clients or suppliers; and

             (iii) marked or otherwise identified as confidential, restricted, secret or proprietary, including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure provided such information was identified as confidential at the time of disclosure or inspection and is confirmed in writing with ten (10) Business Days after the disclosure or inspection; and

Notwithstanding the foregoing, Confidential Information does not include information that the Receiving Party can establish:

                  (A) has become generally available to the public or commonly known in either Party's business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party;

                  (B) was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed in confidence to the Receiving Party;

                  (C) was disclosed to the Receiving Party on a non-confidential basis by a third party who did not owe an obligation of confidence to the Disclosing Party with respect to the disclosed information;

                  (D) was independently developed by the Receiving Party without any recourse to any part of the Confidential Information; or

                  (E) in the case of Advantica, any information related to the Services which Advantica determines in good faith to be necessary or appropriate in connection with any requests by Advantica for information or proposals from other service providers, including, without limitation, information of an operational, technical or financial nature related to Advantica which Advantica desires to make available to such service providers (excluding, however, Supplier's pricing for the Services).

         (c) "Confidential Materials" means the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device which forms a part of computer hardware.

SECTION 9.2       RIGHTS, RESTRICTIONS AND OBLIGATIONS OF THE RECEIVING PARTY

         (a)      During the Term, the Receiving Party may:

                  (i) disclose Confidential Information received from the Disclosing Party only to its subcontractors, agents, representatives, advisors, employees, officers and directors and Affiliates who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Master Agreement or any Service Agreement; provided that the Disclosing Party may, on a case by case basis, require that the Receiving Party obtain its written consent prior to disclosure of certain categories of Confidential Information to such parties;

                  (ii) reproduce the Confidential Information received from the Disclosing Party only as required to execute its obligations or exercise its rights under this Master Agreement or any Service Agreement;

                  (iii) disclose Confidential Information as required by law, provided the Receiving Party gives the Disclosing Party prompt notice prior to such disclosure to allow the Disclosing Party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information; and

                  (iv) disclose Confidential Information which pertains to the terms of this Master Agreement, any Service Agreement or Advantica's information technology operations which may be necessary in order for potential bidders to respond to any future Advantica request for proposal for all or part of the Services (excluding, however, Supplier's pricing for Services).

         (b) Except as otherwise specifically provided in this Master Agreement or any Service Agreement, the Receiving Party shall not during the Term and after expiration or earlier termination hereof:

                  (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or

                  (ii) sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, compile, disassemble or otherwise use the Confidential Information in whole or in part.

         (c) The Receiving Party shall exercise the same care in preventing unauthorized disclosure or use of the Confidential Information that it takes to protect its own information of a similar nature, but in no event less than reasonable care. Reasonable care includes, without limiting the generality of the foregoing:

                  (i) informing its subcontractors, agents, representatives, advisors, directors, officers, employees and Affiliates and, where applicable, their directors, officers and employees, of the confidential nature of the Confidential Information and the terms of this Master Agreement, directing them to comply with these terms, and obtaining their written acknowledgment that they have been so informed and directed, and their written undertaking to abide by these terms; and

                  (ii) notifying the Disclosing Party immediately upon discovery of any loss, unauthorized disclosure or use of Confidential Information, or any other breach of this Article by the Receiving Party, and assisting the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and to prevent further unauthorized disclosure or use.

         (d)      The Receiving Party acknowledges that:

                  (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain;

                  (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore irreparable;

                  (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction;

                  (iv) subject to the rights expressly granted to the Receiving Party in this Master Agreement or in any Service Agreement, the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including without limiting the generality of the foregoing, title to all Confidential Materials regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving party; and

                  (v) any disclosure by the subcontractors, agents, representatives, advisors, directors, officers and employees and Affiliates of the Receiving Party and, where applicable, their directors, officers and employees shall be deemed to be disclosure by the Receiving Party and the Receiving Party shall be liable for any such disclosure as if the Receiving Party had disclosed the Confidential Information.

SECTION 9.3       RIGHTS AND REMEDIES OF THE DISCLOSING PARTY

         (a) Immediately upon the Disclosing Party's request, and at the expiration or earlier termination of this Master Agreement or any applicable Service Agreement, the Receiving Party shall:

                  (i) return all Confidential Materials, including, without limitation, all originals, copies, reproductions and summaries of Confidential Information; and

                  (ii) destroy all copies of Confidential Information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures the Confidential Information is rendered unrecoverable.

Upon completion of those tasks an officer of the Receiving Party shall provide written confirmation to the Disclosing Party that the requirements of this Section have been complied with.

         (b) The Disclosing Party may visit the Receiving Party's premises, upon reasonable prior notice and during normal business hours, to review the Receiving Party's compliance with the terms of this Section.

SECTION 9.4       NONDISCLOSURE AGREEMENTS

         Supplier shall, at Advantica's request made from time to time during the Term, cause Supplier Personnel designated by Advantica to sign nondisclosure agreements reasonably proposed by Advantica.

SECTION 9.5       OWNERSHIP OF ADVANTICA DATA

         All Advantica Data shall remain the property of Advantica. The Advantica Data shall not be (i) used by Supplier other than in connection with providing the Services, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by Supplier, or (iii) commercially exploited by or on behalf of Supplier, its employees or agents.

SECTION 9.6       RETURN OF DATA

         At no cost to Advantica, Supplier shall upon (i) request by Advantica at any time, and (ii) the cessation of all Termination/Expiration Assistance, promptly return to Advantica, in the format and on the media in use as of the date of request, all or any requested portion of the Advantica Data. Archival tapes containing any Advantica Data shall be used by Supplier solely for back-up purposes.

SECTION 9.7       SECURITY

         (a) Supplier will comply with the written security procedures that are in effect during the Term of this Master Agreement and any Service Agreement for the security of Advantica's Facilities and Advantica Data, as such procedures are created or modified by Advantica from time to time. The applicable policy or policies may be included in each applicable Service Agreement.

         (b) (i) Since Supplier personnel may, by nature of the Services, have the ability to defeat systems security provisions on devices specified in each applicable Service Agreement containing both attorney-client privileged material or attorney work product, but such personnel have no need to actually access such data in order to perform Services, Supplier covenants that, in addition to the other provisions of this Article 9, Supplier shall inform Advantica whenever access is sought by Supplier, its employees, agents, or contractors to the data files on such devices. Supplier shall not, and Supplier's employees and contractors shall not, access such Advantica Data, and Supplier waives any claim that, as to Supplier, Advantica, by any act contemplated or permitted under this Master Agreement or any Service Agreement, has waived any privileges to which it is otherwise entitled by virtue of the access required for performing the Services.

             (ii) Since Supplier personnel may, by nature of the Services, have the ability to defeat systems security provisions on devices specified in each applicable Service Agreement containing Advantica's financial data that, if utilized or disclosed could lead to violations of the applicable securities laws, Supplier covenants that, in addition to the other provisions of this
Article 9, (1) neither Supplier nor its employees or contractors shall access or disclose any Advantica financial data, and (2) Supplier employees and contractors who have the ability to obtain access to the data files on such devices containing Advantica Data which includes such financial data will not trade in any Advantica security for the period of time from the close of any fiscal quarter or Advantica fiscal year until at least one day after the release by Advantica of its quarterly or annual financial reports to the public (or such other period which Advantica imposes upon the Advantica employees who have permitted access to such Advantica Data).

         (c) Supplier shall indemnify Advantica and hold Advantica harmless from any loss resulting from a breach by Supplier, or its employees, agents, or contractors under this Section 9.7.

SECTION 9.8       DESTROYED OR LOST DATA

         Supplier will not delete or destroy any Advantica Data or media on which Advantica Data resides without prior authorization from Advantica. Supplier will maintain and provide to Advantica one or more Reports that identify the Advantica Data or media that have been destroyed. In the event any Advantica Data is lost or destroyed due to any act or omission of Supplier, including any breach of the security procedures described in this Article 9 and any Service Agreement, Supplier shall be responsible for the prompt regeneration or replacement of such Advantica Data. Supplier shall prioritize this effort so that the loss of Advantica Data will not have an adverse effect upon Advantica's business or the Services. Advantica agrees to cooperate with Supplier to provide any available information, files or raw data needed for the regeneration of the Advantica Data. If Supplier fails to regenerate the lost or destroyed Advantica Data within the time reasonably set by Advantica, then Advantica may obtain data reconstruction services from a third party, and Supplier shall cooperate with such third party as requested by Advantica. In addition to any other damages incurred by Advantica, Supplier will be responsible for the actual costs incurred by Advantica for the reconstruction of Advantica Data by a third party. In the event it is determined that Advantica Data has been lost or destroyed as a result of the willful conduct of Supplier or its employees, contractors or agents, Advantica may terminate the applicable Service Agreement or this Master Agreement for cause pursuant to Section 18.1.

                                   ARTICLE 10

                               ACCOUNT MANAGEMENT

SECTION 10.1      RELATIONSHIP EXECUTIVES AND PROJECT EXECUTIVES

         On or before the Effective Date, and from time to time thereafter during the Term, Advantica and Supplier shall each designate an individual as its relationship executive (the "Relationship Executive"). A Party's Relationship Executive shall be authorized to act as the primary contact for such Party with respect to all matters relating to this Master Agreement.

         In addition, each Party shall designate individuals who will be directly responsible for its performance under each Service Agreement (each a "Project Executive"). Supplier shall ensure that Supplier's Project Executive has the authority necessary to allow such Project Executive to make prompt decisions with respect to the Services.

SECTION 10.2      JOINT OPERATING COMMITTEE AND EXECUTIVE COMMITTEE

         (a) On or before the Effective Date, the Parties shall form a joint committee (the "Joint Operating Committee"). The Joint Operating Committee shall take the actions and assume oversight of those matters described in the Account Management and Governance Overview attached hereto as Master Schedule D.

         (b) On or before the Effective Date, the Parties shall form a joint committee (the "Executive Committee") as described in the Account Management and Governance Overview attached hereto as Master Schedule D. The Joint Operating Committee shall report to the Executive Committee and the Executive Committee shall take the actions and assume oversight of these matters described in Master Schedule D.

SECTION 10.3      ADVANTICA OFFICE SPACE AT SUPPLIER FACILITIES

         Supplier shall provide to Advantica without charge on an exclusive basis furnished office space at any Supplier Facilities used to provide Services for the occasional use of the Advantica Relationship Executive, Project Executives or their designees when visiting such Supplier Facilities. The Advantica Relationship Executive, Project Executives, or their designees shall comply with all policies and procedures governing access to and use of such Supplier Facilities and shall leave such space in the same condition it was in immediately before they used the space, ordinary wear and tear excepted.

SECTION 10.4      MEETINGS

         Throughout the Term, the Parties shall hold those meetings and review the items described in Master Schedule D and in any Service Agreement.

SECTION 10.5      REPORTS

         Supplier shall prepare and deliver to Advantica the reports described in each Service Agreement ("Reports") by the respective deadlines specified in each Service Agreement. At no charge to Advantica, Supplier shall modify the Reports or provide additional Reports as reasonably requested by Advantica from time to time. Supplier's Project Executive shall provide a regular monthly status report to Advantica no later than by the 15th of the following month.

SECTION 10.6      PROCEDURES MANUAL

         (a) Within thirty (30) days after the commencement of Services under any Service Agreement or within such other time period specified in the applicable Service Agreement in cases where no existing procedures manual can be provided to Supplier by Advantica, Supplier shall deliver to Advantica for review and comment a draft of a manual (the "Procedures Manual") describing in detail how Supplier shall perform the Services, the Equipment and Software used to provide the Services, and the documentation (such as, for example, operations manuals, user guides, forms of Service Level reports, call lists, escalation procedures, emergency procedures, and requests for approvals or information) which provides further information regarding the Services. The Procedures Manual shall describe the activities Supplier proposes to undertake in order to provide the Services, including, where appropriate, those direction, supervision, monitoring, quality assurance, staffing, reporting, planning and overseeing activities normally undertaken at facilities that provide services of the type Supplier shall provide under this Agreement, and further including acceptance testing and quality assurance procedures approved by Advantica. The Procedures Manual shall be based on the Advantica procedures manual in use immediately before the commencement of Services under such Service Agreement if such procedures manual exists and can be provided by Advantica. Supplier shall incorporate any reasonable comments and suggestions made by Advantica and shall deliver a revised Procedures Manual within fifteen (15) days after receipt of Advantica's comments. The final Procedures Manual shall be subject to Advantica's approval.

         (b) Supplier shall update the Procedures Manual throughout the applicable Service Agreement Term to reflect changes in the Services and the procedures and resources used to provide the Services. Updates to the Procedures Manual shall also be provided to Advantica for review, comment and approval. Supplier shall update and deliver to Advantica for approval portions of the Procedures Manual relating to any material operational change in the Services within fifteen (15) days of such change.

         (c) Supplier shall perform the Services in accordance with the then-current version of the Procedures Manual. The Procedures Manual shall be for operational purposes only, and shall not constitute a contractual document. Accordingly, in the event of a conflict between the provisions of this Agreement and a Procedures Manual, the provisions of this Agreement shall control, and Advantica's acceptance of the Procedures Manual shall not be deemed a waiver of any rights of Advantica.

                                   ARTICLE 11

                                     AUDITS

SECTION 11.1      RECORD KEEPING AND AUDIT RIGHTS

         (a) Supplier shall maintain complete and accurate records and supporting documentation of and for (i) all financial transactions (including amounts billed to and amounts paid by Advantica) under all Service Agreements throughout each Service Agreement Term, and (ii) all non-financial transactions under all Service Agreements, sufficient to permit a complete audit of such financial and non-financial transactions in accordance with this Section 11.1. Such records shall include data and documentation of third party charges invoiced to and paid by Supplier. Supplier shall retain such records throughout the Term (including any records received by Supplier from Advantica or Advantica's previous Supplier prior to the applicable Service Agreement Effective Date.)

         (b) Supplier shall provide Advantica, at Advantica's request, with paper and electronic copies of documents and information reasonably necessary to verify Supplier's compliance with this Master Agreement and each Service Agreement. Advantica and its authorized agents and representatives shall have access to such records for audit purposes during normal business hours during the Term and thereafter for the period during which Supplier is required to maintain such records. Supplier shall, at no additional cost to Advantica, provide to Advantica, Advantica's internal and external auditors, inspectors, regulators and such other representatives as Advantica may designate from time to time access at reasonable times and upon forty-eight (48) hours advance notice (unless circumstances reasonably preclude such notice) to (i) the parts of any facility at which Supplier is providing the Services and the Supplier Environment, (ii) Supplier Personnel providing the Services and the Supplier Environment, and (iii) all data and records relating to the Services, for the purpose of performing audits and inspections of Advantica and its business, to verify the integrity of Advantica Data, to examine the systems that process, store, support and transmit that data, and to examine Supplier's charges and performance of the Services under this Master Agreement and any Service Agreement. The foregoing audit rights shall include, without limitation, audits (A) of practices and procedures, (B) of systems, (C) of general controls and security practices and procedures, (D) of disaster recovery and backup procedures, (E) of the efficiency (in accordance with Section 5.6 (Benchmarking) and costs (to the extent Services may be being provided by Supplier on a Pass-Through Expense basis) and procurement practices of Supplier in performing the Services (e.g., pursuant to Section 13.2 hereof, (F) of Charges under any Service Agreement, (G) necessary to enable Advantica to meet applicable regulatory requirements, and (H) for any other reasonable purpose as determined by Advantica. Supplier shall provide full cooperation to such auditors, inspectors, regulators and representatives, including the installation and operation of audit software. Upon termination or expiration of this Master Agreement and any Service Agreement, Advantica and Supplier shall mutually agree as to any records or documentation of which Supplier may retain one archive copy.

         (c) Notwithstanding the foregoing, if Advantica has reason to suspect any malfeasance or dishonest acts on the part of Supplier, or other significant or non-routine problems, Advantica shall be entitled to undertake such audit of Supplier as Advantica reasonably deems appropriate without the foregoing notice or other restrictions. If in any audit Advantica determines that material operational problems or financial issues exist, Supplier shall reimburse Advantica for any costs incurred in such audit and Advantica may conduct a follow-up audit when reasonably deemed appropriate by Advantica. Supplier shall respond promptly to any conclusions and recommendations reported as part of an audit and the applicable Joint Operating Committee will establish and monitor Supplier's schedule for implementation of such recommendations.

SECTION 11.2      PAYMENTS

         If an audit reveals that Supplier has overcharged Advantica for Services during the audited period in an amount equal to or in excess of three percent (3%) of the payments made to Supplier during the last twelve-month period, Supplier shall reimburse Advantica for the cost of the audit in addition to the amount of any overcharges that are due Advantica. If the audit reveals that Supplier has overcharged Advantica in an amount equal to or in excess of ten percent (10%) of the payments made to Supplier during the last twelve-month period, Supplier shall pay an additional amount equal to one hundred percent (100%) of the overcharged amount. The calculation of overcharges shall be calculated based upon each Service Agreement, and not on a cumulative basis. Supplier shall pay such amount to Advantica within thirty (30) days following Advantica's written request.

SECTION 11.3      SUPPLIER AUDITS

         Supplier shall make available promptly to Advantica, at no additional charge, the results of any internal or external review or audit conducted by Supplier, its Affiliates, or their respective contractors, agents or representatives, relating to Supplier's operating practices and procedures to the extent relevant to the Services.

SECTION 11.4      SURVIVAL

         This Article shall survive the expiration or earlier termination of the Term and shall continue to the fifth (5th) anniversary of the last day Supplier provides any Termination/Expiration Assistance.

                                   ARTICLE 12

                             INSURANCE; RISK OF LOSS

SECTION 12.1      REQUIRED INSURANCE COVERAGES

         Throughout the Term Supplier shall maintain in force, at minimum, the insurance coverages described below. All subcontractors must comply with required insurance requirements as set forth in Section 12.1. Any exceptions must be approved by Advantica. Additional insurance coverage(s) may be required under a Service Agreement.

         (a) Commercial General Liability Insurance, including Products/Complete Operations and Advertising Injury coverage, with a minimum combined single limit of $1 million per occurrence and minimum general aggregate limit of $2 million;

         (b) Umbrella Liability Insurance, including Products/Complete Operations and Advertising Injury coverage, with a minimum limit of $25 million per occurrence and minimum aggregate amount of $25 million;

         (c) Worker's Compensation Insurance or any alternative plan or coverage as permitted or required by applicable law; provided that Advantica acknowledges that Supplier is a non-subscriber to the Texas Worker's Compensation Act, but maintains an ERISA qualified plan of benefits;

         (d) Comprehensive Computer Processor/Computer Consultant Professional Liability Insurance covering the liability for financial loss due to error, omission or negligence of Supplier as described in the Master Service Agreement and any Service Agreement with a minimum amount of $20 million;

         (e) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of $1 million per occurrence for bodily injury and property damage liability;

         (f) "All Risk" Property Insurance in an amount equal to the replacement value of the Equipment; and

         (g) Employee Dishonesty and Computer Fraud Insurance for loss arising out of or in connection with fraudulent or dishonest acts committed by the employees of Supplier, acting alone or in collusion with others, in a minimum amount of $10 million per loss.

         Supplier shall maintain in full force and effect, during each Service Agreement Term and for a period of one (1) year thereafter, the Comprehensive Computer Processor/Computer

Consultant Professional Liability Insurance in satisfaction of its obligation pursuant to Section 12.1(d). If for any reason such policy insurer cancels or fails to renew such policy, Supplier shall immediately purchase a replacement policy containing substantially the same terms as such policy and including a Prior Acts Coverage Endorsement effective from the Master Agreement Effective Date.

SECTION 12.2      GENERAL INSURANCE REQUIREMENTS

         All insurance policies Supplier is required to carry pursuant to this Article shall: (i) be primary as to Supplier's negligence and non-contributing with respect to any other insurance or self-insurance Advantica may maintain;
(ii) name Advantica, its Affiliates, subsidiaries and their respective officers, directors and employees as additional insureds, as such parties' interests may appear with respect to this Master Agreement; (iii) be provided by reputable and financially responsible insurance carriers with a Best's minimum rating of "A-" (or any future equivalent) and minimum Best's financial performance rating of "6" (or any other future equivalent); (iv) require the insurer to notify Advantica in writing at least forty-five (45) days in advance of cancellation or modification; and (v) include a waiver of all rights of subrogation against Advantica and its Affiliates. Supplier shall cause its insurers to issue to Advantica on or before the Effective Date and each policy renewal date certificates of insurance evidencing that the coverages and policy endorsements required by this Article are in effect.

SECTION 12.3      RISK OF LOSS

         As of the Effective Date, each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other materials in its possession or under its control.

                                   ARTICLE 13

                                     CHARGES

SECTION 13.1      CHARGES

         Subject to the other provisions of this Master Agreement, Advantica shall pay to Supplier the amounts set forth in each Service Agreement as payment in full for the Services under such Service Agreement performed by Supplier during the Term (the "Charges"). Except as otherwise expressly set forth in this Master Agreement, Advantica shall not be obligated to pay any amounts to Supplier for its performance of the Services and its other obligations under this Master Agreement other than the amounts set forth in the Service Agreements. Without limiting the foregoing, Advantica shall not be required to reimburse Supplier for any expenses Supplier incurs in performing the Services and such obligations, including, without limitation, travel and lodging, document reproduction and shipping. If a Service Agreement Term is renewed pursuant to the applicable terms of such Service Agreement, the Charges set forth in such Service Agreement for the last applicable Contract Year or, if applicable, the price designated in the Service Agreement, shall apply during the renewal period(s).

SECTION 13.2      PASS-THROUGH EXPENSES

         (a) Supplier shall review for accuracy each third party invoice for any Pass-Through Expenses and shall pay when due to such third party all valid amounts set forth on such invoice. Supplier shall include the amount of such payment on its next invoice to Advantica and shall include with such invoice a copy of the third party invoice. Supplier shall not charge Advantica any mark-up or administrative fee with respect to such Pass-Through Expenses unless expressly permitted in a Service Agreement. Pass-Through Expenses must be approved in advance by Advantica's Project Executive.

         (b) Supplier shall use all Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to materials or services paid for on a Pass-Through Expenses basis, Advantica shall have the right to: (i) obtain such materials or services directly from a third party; (ii) designate the third party source for such materials or services; (iii) designate the particular materials or services Supplier shall obtain; (iv) require Supplier to identify and consider multiple sources for such materials or services; (v) review and approve the Pass-Through Expense for such materials or services before Supplier enters into a subcontract for such materials or services; and
(vi) reject or require discontinuance of any third party providing pass-through materials or services pertaining to the Services.

SECTION 13.3      TAXES

         (a) Each Party shall pay any real property taxes or personal property taxes on property it either owns or leases from a third party or any other taxes, fees or costs related to equipment or the lease of equipment, including any property taxes attributable to Advantica Facilities used by Supplier to provide the Services. Taxes payable on any Transferred Equipment shall be prorated as of the Service Agreement Effective Date of the applicable Service Agreement based on the number of days in the applicable tax period, with Advantica paying the taxes allocable to the period before the Service Agreement Effective Date and Supplier paying the taxes allocable to the period on and after the Service Agreement Effective Date. If Supplier owes money to Advantica pursuant to such proration, Supplier shall pay such amount to Advantica by corporate check on the Service Agreement Effective Date. If Advantica owes money to Supplier pursuant to such proration, Advantica shall pay such amount to Supplier by corporate check on or before the date Supplier must pay the next installment of the applicable tax. If Advantica purchases any Equipment from Supplier on the expiration or earlier termination of a Service Agreement pursuant to Section 18.8 (Purchase of Equipment), personal property taxes on such Equipment shall be prorated and paid in a similar manner, with Supplier paying the taxes allocable to the period before the date Advantica purchases the Equipment and Advantica paying the taxes allocable to the period on and after such date.

         A Service Agreement may provide, with respect to certain equipment leases, that applicable taxes will be paid on a regularly scheduled basis.

         (b) Supplier shall pay any sales, use, excise, value-added, services, consumption, and other taxes and duties imposed on any goods and services acquired, used or consumed by Supplier in connection with the Services (including any taxes applicable to the acquisition of the Transferred Equipment, but excluding any taxes applicable to Pass-Through Expenses). Advantica shall pay any sales, use, excise, value-added, services, consumption and other taxes and duties imposed on its acquisition of Equipment from Supplier on the expiration or earlier termination of a Service Agreement pursuant to Section
18.8 (Purchase of Equipment).

         (c) Advantica shall pay when due any sales, use, excise, value-added, services, consumption, or other tax imposed by any taxing jurisdiction as of the Service Agreement Effective Date on the provision of the Services or any component thereof, as the rate of such tax may change from time to time during the applicable Service Agreement Term. Furthermore, Advantica will be liable for any interest or penalties associated with late payment of any such taxes, however, if Supplier is responsible for collecting and remitting such taxes and fails to timely remit payments, Supplier will be liable for any interest or penalties associated with late payment of any such taxes. At Advantica's option, unless not legally permissible, Advantica shall either pay such taxes directly to the appropriate taxing authority or Advantica shall pay such taxes to Supplier as invoiced and Supplier shall remit such payments to the appropriate taxing authority. Supplier shall be responsible for properly calculating and invoicing applicable taxes on the Services.

         If any taxing jurisdiction imposes after the Service Agreement Effective Date a new sales, use, excise, value-added, services, consumption, or other tax on the provision of the Services or any component thereof, the Parties shall cooperate in attempting to reduce the amount of such tax to the maximum extent feasible. Advantica shall be liable for any such new tax which is imposed on the Charges for the provision of the Services, or any component thereof, as well as such new tax on Pass-Through Expenses. Supplier shall be liable for any such new tax which is imposed on any charges (other than Pass-Through Expenses) incurred in order to provide the Services. If any taxes applicable to the Services are imposed on Advantica during a Service Agreement Term as a result of Supplier's migration of Services to a location other than the initial location of Supplier's Facility under the applicable Service Agreement, Supplier shall have full responsibility for payment of all such taxes.

         (d) The Parties shall cooperate with each other to enable the Parties to determine accurately their respective tax liabilities and to reduce such liabilities to the extent permitted by law. Supplier invoices to Advantica shall separately state the amount of any taxes Supplier is collecting from Advantica. Each Party shall provide to the other any resale certificates, exemption certificates, information regarding out-of-state or out-of-country sales or use of Equipment and services, and such other similar information as the other Party may reasonably request.

SECTION 13.4      CHARGES PURSUANT TO CHANGE CONTROL PROCEDURES

         (a) If either Advantica or Supplier proposes a change in or addition to the Services pursuant to the Change Control Procedures, the charge for such change or addition shall be determined in the manner set forth in this Section.

         (b) To the extent the proposed change or addition can be accommodated within the existing level of resources then being used by Supplier to provide the Services and without degradation to existing Service Levels (unless otherwise agreed by Advantica in writing), the Charges payable by Advantica under the applicable Service Agreement shall not be increased. To the extent the proposed change or addition will lower Supplier's cost to provide the Services thereafter, the applicable charges payable by Advantica shall be equitably adjusted to reflect such projected cost savings.

         (c) To the extent the proposed change or addition will require the addition or subtraction of resources for which a pricing metric exists under this Master Agreement, the resulting change to the Charges payable by Advantica hereunder shall be calculated in accordance with that pricing metric.

SECTION 13.5      MOST FAVORED CUSTOMER

         Charges payable from time to time by Advantica under each Service Agreement shall not exceed those then paid by other Similarly Situated Supplier Customers (as defined below) under contracts signed before or after the Effective Date of the applicable Service Agreement to whom Supplier provides services similar in type and scope to the Services described in such Service Agreement. If the prices charged to another Similarly Situated Supplier Customer are, considering the foregoing, lower than the charges to Advantica under all then-current Service Agreements, then the Charges to Advantica shall be equitably adjusted to provide Advantica the benefit of such lower Charges, retroactive to the first date on which such lower Charges to the other Similarly Situated Supplier Customer first became effective. Within thirty (30) days after the beginning of each Contract Year, a Supplier officer with executive responsibility for systems outsourcing and operations services shall certify in writing to Advantica that Supplier's charges to Advantica comply with this Section, and shall provide to Advantica's auditors the information reasonably necessary for Advantica to verify such compliance. The auditors shall inform Advantica and Supplier whether Supplier's Charges comply with this Section, but shall keep in strict confidence all information necessary to provide such verification. For the purposes of this Agreement, a "Similarly Situated Supplier Customer" will mean a customer of Supplier engaged in retail food service operations entering into an agreement with Supplier having similar term and volume commitments and resource requirements.

                                   ARTICLE 14

                              INVOICING AND PAYMENT

SECTION 14.1      INVOICES

         Supplier shall issue to Advantica, on a monthly basis in arrears, one
(1) consolidated invoice for all amounts due under all Service Agreements then in effect with respect to Services rendered in the previous month; provided, however, if Advantica requests, Supplier will provide a separate invoice to FRD Acquisition Co. in an amount requested by Advantica and such amount shall be credited against Advantica's consolidated invoice. Each Advantica consolidated invoice shall separately state Charges for each category of Service, reimbursable expenses and taxes payable, and shall otherwise be in such detail as Advantica may require for its internal accounting needs (including, without limitation, any chargeback requirements), as specified by Advantica from time to time. Each Service Agreement invoice shall include any calculations used to establish the Charges. Invoices shall be in the form and provide such detail as specified in the sample invoice form as required by the applicable Service Agreement. Supplier shall deliver each invoice (one paper copy and one electronic version) to the appropriate Advantica Project Executive. If out-of-scope Services are provided under a Service Agreement, Supplier will invoice the applicable charges in a separate invoice.

SECTION 14.2      PAYMENT

         (a) Subject to Section 14.5 (Setoff and Withholding), each invoice delivered pursuant to Section 14.1 shall be due and payable within thirty (30) days after the date such invoice is received by the applicable Advantica Project Executive. Any amount due under any Service Agreement for which a payment date is not otherwise specified shall be due and payable within forty-five (45) days after receipt of the invoice for such amount.

         (b) To the extent Advantica is entitled to a credit pursuant to this Master Agreement or any Service Agreement, Supplier shall provide Advantica with such credit on the first invoice delivered after such credit is earned. If the amount of any credit on an invoice exceeds the amount owing to Supplier reflected on such invoice, Supplier shall pay the balance of the credit to Advantica within thirty (30) days after the invoice date. If no further amounts are payable to Supplier under this Master Agreement, Supplier shall pay the amount of the credit to Advantica within thirty (30) days after the credit is earned.

SECTION 14.3      PRORATION

         All periodic charges under this Master Agreement (excluding charges based upon actual usage or consumption of Services) shall be computed on a calendar month basis and shall be prorated for any partial month.

SECTION 14.4      REFUNDS; LATE PAYMENTS

         If either Party should receive a refund, credit or other rebate for goods or services paid for by the other Party, the recipient of such refund, credit or rebate shall promptly notify the other Party and shall pay such amount, with interest at the prime rate of Citibank of New York, to the other Party (or, if applicable, provide a credit on the next delivered invoice) within thirty (30) days after receipt thereof. Interest shall be calculated from the date thirty (30) days after such refund, credit or rebate was received.

         Payments not paid by the applicable due date shall bear interest at the prime rate of Citibank of New York.

SECTION 14.5      SETOFF AND WITHHOLDING

         (a) Notwithstanding any other provision of this Master Agreement, a Party who is owed any amount by the other Party may, at its option, set off that amount as a credit against any amounts it otherwise owes to the other Party.

         (b) If Advantica disputes in good faith any portion of an invoice, Advantica shall pay the undisputed dollar amount of such invoice when due and may, at its option, withhold the disputed portion pending resolution of the dispute by mutual agreement or pursuant to Article 19 (Dispute Resolution). If Advantica withholds any payment pursuant to this Section 14.5(b), Advantica shall notify Supplier of the basis for such withholding in accordance with
Section 20.9 (Notices). Upon resolution of the dispute, Advantica shall pay to Supplier such portion, if any, of the disputed amount determined to be owing to Supplier.

                                   ARTICLE 15

                     CERTAIN REPRESENTATIONS AND WARRANTIES

SECTION 15.1      MUTUAL REPRESENTATIONS AND WARRANTIES

         Each Party represents and warrants that, as of the Effective Date and each Service Agreement Effective Date:

         (a) It is a corporation duly incorporated, validly existing and is in good standing under the laws of the state in which it is incorporated, and is good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Master Agreement or any Service Agreement.

         (b) It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Master Agreement and any Service Agreement.

         (c) It has all necessary corporate power and authority to enter into this Master Agreement and each Service Agreement and to perform its obligations thereunder, and the execution and delivery of this Master Agreement and each Service Agreement and the consummation of this transactions contemplated thereby have been duly authorized by all necessary corporate actions on its part.

         (d) This Master Agreement and each Service Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

SECTION 15.2      SUPPLIER REPRESENTATIONS AND WARRANTIES

         As of the Effective Date and continuing throughout the Term and each Service Agreement Term, Supplier represents and warrants to Advantica that:

         (a) It has not violated and it will not violate any applicable laws or regulation or any Advantica policies regarding the offering of unlawful inducement in connection with this Master Agreement or any Service Agreement.

         (b) It has and shall have the right and authority to use the Supplier Software and Third Party Software to provide Services during each Service Agreement Term and to grant to Advantica the licenses to the Supplier Software described in each Service Agreement.

         (c) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Master Agreement, consummation of the transactions contemplated by this Master Agreement, or execution of any Service Agreement.

         (d) It is not the subject of any pending or threatened litigation (including claims subject to arbitration) related to the Services being provided by Supplier arising from an outsourcing relationship similar to the relationship contemplated by this Master Agreement or any Service Agreement and involving a claim against Supplier in an amount in excess of $500,000 and Supplier will notify Advantica immediately in the event Supplier becomes the subject of any such litigation.

         (e) Supplier (a) has, and each of the Supplier employees and subcontractors that it will use to provide and perform the Services has, the necessary knowledge, skills, experience, qualifications, rights and resources to provide and perform the Services in accordance with the Agreement; (b) it has successfully provided and performed the Services or services that are substantially equivalent to the Services for other customers of Supplier; and
(c) the services will be performed in a diligent, professional and workmanlike manner using properly trained and qualified individuals, and at a minimum, in accordance with industry standards applicable to the performance of such Services.

         (f) All Supplier Software and the computing environment operated managed or maintained by Supplier (including all hardware, peripherals, Supplier Software and Third Party Software) (the "Supplier Environment") is, and shall remain throughout each Service Agreement Term, Year 2000 Compliant; provided that, with respect to Equipment and Software provided by Advantica to Supplier, Supplier warrants only that any such Equipment or Software that is Year 2000 Compliant when received by Supplier will continue to be Year 2000 Compliant, unless the failure to continue as Year 2000 Compliant is the fault of the manufacturer or licensor of the Equipment or Software. Upon Advantica's request, Supplier shall provide to Advantica such internal and external information and analyses as are available to fully advise Advantica of the status and compliance efforts of Supplier with respect to Supplier's Year 2000 compliance program. In addition, Supplier warrants that Supplier can verify Year 2000 compliance through test results or demonstrations. Further, Supplier will provide Advantica with a certificate of Year 2000 compliance and/or other evidence thereof.

SECTION 15.3      RFP AND DUE DILIGENCE ASSISTANCE

         If at any time during the Term Advantica elects to issue a request for proposals to one or more services providers for the provision of all or any part of the Services, Supplier shall cooperate with Advantica by (i) providing to Advantica and such third party providers reasonable access to personnel and information relevant to such request for proposals, and (ii) participating in a reasonable due diligence process for the benefit of Advantica and such third party providers in connection with the request for proposals. Supplier's obligations pursuant to this Section 15.3 are subject to (i) the agreement of Advantica and such third party providers to reasonable security and confidentiality restrictions, generally in accordance with Article 9 (Confidentiality) of this Master Agreement, and (ii) the condition that such activities shall not disrupt or adversely affect Supplier's normal business.

                                   ARTICLE 16

                                 INDEMNIFICATION

SECTION 16.1      INDEMNIFICATION BY SUPPLIER

         Supplier shall indemnify, defend and hold harmless Advantica, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising from, in connection with or relating to, third party allegations of any of the following:

         (a) Supplier's failure to perform any obligations required to be performed by it under any of the Third Party Contracts on or after the date Supplier becomes responsible for such obligations in accordance with the applicable Service Agreement;

         (b) acts or omissions of Supplier Personnel located in any Advantica Facility;

         (c) any claims arising out of or related to occurrences for which damages are recoverable under insurance policies Supplier is required to maintain pursuant to Article 12 (Insurance; Risk of Loss);

         (d) Supplier's breach of its obligations with respect to Advantica's Confidential Information;

         (e) any claims relating in any way to selection of the Transferred Employees or Supplier's offers of employment, and any claims by or on behalf of Transferred Employees that arise from or relate in any way to their employment with Supplier or to the termination of their employment with Supplier, including any claims by Transferred Employees against Advantica based on a theory of joint employer liability or similar theory;

         (f)   any claims of Supplier's subcontractors;

         (g) the untruthfulness or inaccuracy of any representation or warranty made by Supplier in this Master Agreement or in any Service Agreement;

         (h) any amounts, including without limitation, taxes, interest and penalties assessed against Advantica which are obligations of Supplier under this Master Agreement or any Service Agreement;

         (i) personal injuries, death or damage to tangible personal or real property of third parties including employees of Supplier, its contractors and subcontractors caused by the negligence or willful misconduct of Supplier; provided that Supplier will have no obligation under this clause, to the extent the claim arises out of or in connection with the negligence or willful misconduct of Advantica;

         (j) any claims for a breach of software licenses related to the Services, committed by Advantica or any of its subcontractors or any employee of Advantica and its subcontractors that is not the result of Advantica failing to perform its obligations under this Master Agreement or any Service Agreement;

         (k) any environmental claim arising as a result of the Services with respect to the Supplier Environment or the Advantica corporate facilities or restaurant locations to the extent Supplier or its subcontractors has caused the environmental damage or violation of the environmental laws or regulations from which the claim arises;

         (l) any claims directly attributable to Supplier's decision to request that Advantica cancel, substitute, terminate, change, add or breach any Third Party Contract and Advantica's assent to and compliance with such decision and any Losses incurred by Advantica associated with such decision by Supplier and compliance by Advantica; and

         (m) any claims for penalties, interest and other charges imposed by a taxing authority (except the actual taxes payable by Advantica under the terms of this Master Agreement or any Service Agreement) arising out or resulting from Supplier issuing an incorrect invoice or other information provided to Advantica in writing regarding its charges to Advantica for the Services.

         In the event and to the extent that a claim is made against an indemnitee by an employee of Supplier, its contractors or subcontractors providing services, products and/or software hereunder, the Parties agree that Supplier shall indemnify and hold harmless the indemnitee to the same extent as if the claim was made by a non-employee of Supplier, its contractors or subcontractors. Supplier's indemnification hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties' intent and this indemnification agreement fully enforceable, Supplier, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers' compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.

SECTION 16.2      INDEMNIFICATION BY ADVANTICA

         Advantica shall indemnify, defend and hold harmless Supplier, its Affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising from, in connection with or relating to, third party allegations of any of the following:

         (a) Advantica's failure to perform any obligations required to be performed by it under any of the Third Party Contracts before each applicable date that Supplier assumed responsibility for such obligations, as provided in the Service Agreement;

         (b) Any claims by or on behalf of employees of Advantica, if any, hired by Supplier that arise from or relate in any way to their employment with Advantica for the period prior to the date hired by Supplier;

         (c) Advantica's breach of its obligations with respect to Supplier's Confidential Information;

         (d) acts or omissions of Advantica personnel located in any Supplier Facility;

         (e) the untruthfulness or inaccuracy of any representation or warranty made by Advantica in this Master Agreement or in any Service Agreement;

         (f) any amounts, including without limitation, taxes, interest and penalties assessed against Supplier which are obligations of Advantica under this Master Agreement or any Service Agreement; and

         (g) personal injuries, death or damage to tangible personal or real property of third parties including employees of Advantica, its contractors subcontractors caused by the negligence or willful misconduct of Advantica; provided that Advantica will have no obligation under this clause to the extent the claims arise out of or in connection with the negligence or willful misconduct of Supplier.

SECTION 16.3      MUTUAL INDEMNIFICATION

         Each Party shall indemnify, defend and hold harmless the other Party, the other Party's Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from and against all Losses arising from: (i) death of or injury to any agent, employee, invitee, visitor or other person to the extent caused by the conduct of the indemnitor, its Affiliates, or their respective agents, employees or contractors; and (ii) any violation of law by the indemnitor, whether before, on or after the Effective Date.

SECTION 16.4      INTELLECTUAL PROPERTY INDEMNIFICATION

Advantica and Supplier each agree to defend the other against any action (either jointly or severally) to the extent that such action is based on a claim that the Advantica Software, in the case of Advantica, and the Supplier Software or the Services in the case of Supplier, or the Confidential Information provided by the indemnitor, or any part thereof, (a) infringes (directly or in a contributory manner) on any patent, copyright or trademark, maskwork or other intellectual property right,
(b) constitutes unfair competition under applicable law, or (c) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction. If any Software or Confidential Information becomes the subject of a claim under this Section, or in the indemnitor's opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) modify the Software or Confidential Information to make it noninfringing or cure any claimed misuse of another's trade secret, provided such modification does not adversely affect the functionality of the Software, or (b) procure for the indemnitee the right to continue using the Software or Confidential Information pursuant to the applicable Service Agreement, or (c) replace the Software with substantially equivalent Software that is noninfringing or that is free of claimed misuse of another's trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor.

         With respect to any Software provided or developed by a Party pursuant to a Service Agreement, such Party shall have no liability to the other Party under such Service Agreement (a) to the extent that any claim of infringement is based upon the use of the Software in connection or in combination with equipment, devices or Software not supplied by that Party or used in a manner for which the Software was not designed, (b) for infringements that arise solely as a result of the implementation by that Party of functionality requirements presented by the other Party where there is no non-infringing alternative to such implementation, and the other Party has been so advised by that Party prior to implementation, and (c) for maintenance, modifications, updates, enhancements and improvements to the Software made by any party other than that Party.

SECTION 16.5      INDEMNIFICATION PROCEDURES

         (a) Promptly after receipt by an indemnitee of any written claim or notice of any action giving rise to a claim for indemnification by the indemnitee, the indemnitee shall so notify the indemnitor and shall provide copies of such claim or any documents relating to the action. No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Master Agreement except to the extent that the failure or delay is prejudicial. Within thirty (30) days following receipt of such written notice, but in any event no later than ten (10) days before the deadline for any responsive pleading, the indemnitor shall notify the indemnitee in writing (a "Notice of Assumption of Defense") if the indemnitor elects to assume control of the defense and settlement of such claim or action.

         (b) If the indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnitor shall have sole control over the defense and settlement of such claim; provided, however, that
(i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of such claim; provided, that the indemnitor shall pay for separate counsel for the indemnitee to the extent that conflicts or potential conflicts of interest between the Parties so require. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid by such indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of the indemnitor, which shall not be unreasonably withheld or delayed in the case of monetary claims. An indemnitor may withhold consent to settlement of claims of infringement affecting its proprietary rights in its sole discretion.

         (c) If the indemnitor does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnitee shall have the right to defend the claim in such a manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses upon written request therefor.

SECTION 16.6      SUBROGATION

         In the event an indemnitor indemnifies an indemnitee pursuant to this Article, the indemnitor shall, upon payment in full of such indemnity, be subrogated to all of the rights of the indemnitee with respect to the claim to which such indemnity relates.

                                   ARTICLE 17

                            LIMITATIONS ON LIABILITY

SECTION 17.1      GENERAL INTENT

         Subject only to the limitations set forth in this Article, a Party who breaches any of its obligations under this Master Agreement or any Service Agreement shall be liable to the other for any damages actually incurred by the other as a result of such breach.

SECTION 17.2      LIMIT ON TYPES OF DAMAGES RECOVERABLE

         (a) EXCEPT AS SET FORTH IN CLAUSE (B) BELOW, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (b) The exclusion set forth in clause (a) shall not apply to Losses or damages attributable to (i) Losses otherwise recoverable by an indemnitee pursuant to Article 16 (Indemnification), (ii) a Party's willful breach of its obligations with respect to the other Party's Confidential Information, (iii) a Party's willful misconduct, or (iv) abandonment by Supplier or any Supplier subcontractor of any material obligations under this Master Agreement or any Service Agreement.

SECTION 17.3      LIMIT ON AMOUNT OF DIRECT DAMAGES RECOVERABLE

         (a) Supplier's liability to Advantica for any breach arising out of or resulting from Supplier's or its subcontractors' performance or non-performance of the Services or obligations under this Master Agreement or any Service Agreement shall be, subject to the exclusions set forth in Section 17.2(b) and
Section 17.3(c), limited to direct damages incurred by Advantica equal, in the aggregate, to the actual Charges to Advantica for Services provided under all Service Agreements during the twelve (12) months immediately preceding the first such event (or, if the first such event giving rise to liability occurs during the first twelve (12) months after the applicable Service Agreement Service Commencement Date, the total Charges estimated to be payable to Supplier pursuant to all such Service Agreements during such 12-month period).

         (b) Advantica's liability to Supplier for any breach arising out of or resulting from Advantica's performance or non-performance of its obligations under this Master Agreement or any Service Agreement shall be limited in all cases to direct damages which in the aggregate shall not exceed any amounts payable by Advantica for Services rendered by Supplier in accordance with this Master Agreement and any applicable Service Agreement plus the amount, if any, payable by Advantica upon a termination of the applicable Service Agreement(s) pursuant to Section 18.2 (Termination for Convenience).

         (c) The foregoing limitations shall not apply to Losses or damages attributable to (i) Losses otherwise recoverable by an indemnitee pursuant to
Article 16 (Indemnification), except those contemplated under Section 16.1(e),
(f) and (g), (ii) a Party's willful breach of its obligations with respect to the other Party's Confidential Information, (iii) a Party's willful acts or willful misconduct, (iv) abandonment by Supplier or any Supplier subcontractor of any material obligations under this Master Agreement or any Service Agreement, or (v) amounts payable to Advantica as credits against Charges.

         (d) The following shall be considered direct damages and neither party shall assert that they are consequential damages to the extent they result from a Party's failure to fulfill its obligations in accordance with any Service
Agreement:

                  (i) costs of recreating or reloading any of Advantica's lost or damaged information;

                  (ii) costs of implementing a workaround in respect of a failure to provide the Services;

                  (iii) costs of replacing lost or damaged Equipment and Software or other materials;

                  (iv) costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services;

                  (v) costs and expenses incurred to procure the Services from an alternate source; and

                  (vi) straight time, overtime, or related expenses incurred by Advantica, including overhead allocations of Advantica for Advantica's employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges, and similar charges, due to the failure of Supplier to provide the Services or incurred in connection with (i) through (v) above.

         (d) Each Party shall have a duty to use reasonable efforts to mitigate damages for which the other Party is liable.

SECTION 17.4      FORCE MAJEURE

         (a) Subject to clause (d) below, neither Party shall be liable for any failure or delay in the performance of its obligations under this Master Agreement or any Service Agreement, if any, to the extent such failure or delay both:

                  (i) is caused, directly or indirectly, without fault by such Party, by: fire, flood, earthquake, elements of nature or acts of God; labor disruptions or strikes; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; quarantines, embargoes and other similar governmental action; or any other similar cause beyond the reasonable control of such party; and

                  (ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work-around plans or other means (including, in the case of Supplier, compliance with Supplier's obligations with respect to the provision of any disaster recovery services as set forth in any Service Agreement).

Events meeting both of the criteria set forth in clauses (i) and (ii) above are referred to collectively as "Force Majeure Events." The Parties expressly acknowledge that, except as otherwise expressly provided in a Service Agreement, Force Majeure Events do not include third party non-performance or the failure of an individual component or group of components (including but not limited to, hardware and software) used in delivery of the Services. The Parties further agree that Force Majeure Events do not include those events, circumstances or constraints that prevent a contracted product or service from qualifying as Year 2000 Compliant.

         (b) Subject to clause (d) below, upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two
(2) Business Days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

         (c) If a Force Majeure Event causes a material failure or delay in the performance of any Services for more than two (2) consecutive days, Advantica may, at its option, and in addition to any rights Advantica may have pursuant to
Section 18.4 (Termination Upon Force

Majeure Event), procure such Services from an alternate source until Supplier is again able to provide such Services, and Supplier shall be liable for all payments made and costs incurred by Advantica required to obtain the Services from such alternate source during such period. Advantica shall continue to pay Supplier the Charges established hereunder during such period, but Supplier shall not be entitled to any additional payments as a result of the Force Majeure Event.

         (d) Notwithstanding any other provision of this Section, a Force Majeure Event shall not relieve Supplier of its obligation to implement successfully all of the Services relating to disaster recovery services that are included in any Service Agreement within the time period described in such Service Agreement.

SECTION 17.5      ACTIONS OF OTHER PARTY

         Neither Party shall be liable for any failure or delay in the performance of its obligations under this Master Agreement or any Service Agreement if and to the extent such failure or delay is caused by the actions or omissions of the other Party or breaches of this Master Agreement or a Service Agreement by the other Party provided that the Party which is unable to perform has provided the other Party with reasonable notice of such non-performance and has used Commercially Reasonable Efforts to perform notwithstanding the actions, omissions or breaches of the other Party.

         Supplier acknowledges that Supplier is relying on Supplier's own expertise and due diligence investigation and not the accuracy or completeness of information provided by Advantica as the basis for Supplier's obligations or pricing set forth in a Service Agreement or Supplier's decision to enter into a Service Agreement with Advantica unless and except to the extent expressly set forth in a Service Agreement. Accordingly, Supplier shall not be entitled to assert that Advantica has committed any act, omission or breach as a result of information provided or not provided by Advantica in connection with any Supplier due diligence investigation or otherwise in connection with a Service Agreement. No statement made by Advantica shall be deemed a representation or warranty of Advantica unless set forth in this Master Agreement or a Service Agreement expressly as a representation or warranty of Advantica.

                                   ARTICLE 18

                                   TERMINATION

SECTION 18.1      TERMINATION FOR CAUSE

         (a) Advantica shall have the option, but not the obligation, to terminate any Service Agreement, or one or more categories of Services under a Service Agreement, for cause:

                  (i) for a material breach of such Service Agreement by Supplier that is not cured by Supplier within ten (10) days of the date on which Advantica provides written notice of such breach, in accordance with Section 20.9; provided, however, if a material breach of such Service Agreement by Supplier occurs that Supplier, using Commercially Reasonable Efforts, is unable to cure in such 10-day period but Supplier submits a written plan to Advantica within such 10-day period to cure such breach at the earliest date practicable (but no later than within thirty (30) days of the date on which Advantica provides written notice of such breach) and the Supplier's plan (including the timing of the cure set forth in the plan) is accepted by Advantica in writing, the cure period for such breach shall be extended to the date set forth in the plan;

                  (ii) for a material breach of such Service Agreement by Supplier that is not reasonably subject to cure within thirty (30) days after its occurrence or that is not reasonably subject to cure within the ten (10) days after its occurrence if Supplier advises Advantica that Supplier will not provide a corrective plan to Advantica pursuant to Section 18.1(a)(i);

                  (iii) if it is determined by Advantica, that there exists a series of non-material or persistent breaches of a Service Agreement by Supplier that, in the aggregate, have a significant adverse impact on the Services or Advantica's business provided however that Supplier will have ten (10) Business Days in which to cure such non-material breaches following Notice by Advantica prior to any such termination;

                  (iv) for any Service Level Termination Event defined in any Service Level Agreement or any Corporate Service Level Termination Event defined in Master Schedule C;

                  (v) immediately upon failure by Supplier to provide any Services pertaining to disaster recovery services under any Service Agreement;

                  (vi) upon Supplier's failure to satisfactorily complete a migration under a Service Agreement by the scheduled Migration Completion Date;

                  (vii) upon Supplier's failure to provide adequate assurance of performance within five (5) days of Supplier's receipt of Advantica's demand for such assurances;

                  (viii) upon termination of this Master Agreement for any reason; or

                  (ix) upon any Change of Control of Supplier or any sale of all or substantially all the assets of Supplier which Change of Control or sale of assets involves or results in any one or more of the following events: (A) Supplier is Controlled by or all or substantially all of its assets are sold to International Business Machines Corporation or Systems Management Specialists Corporation or any Affiliate of either such company; (B) Supplier is Controlled by or all or substantially all of its assets are sold to a competitor of Advantica; or (C) within six (6) months following the effective date of the Change of Control or sale of assets any one of the individuals then filling the following Supplier management positions (or the functional equivalent of such positions), other than as a result of a bona fide promotion, is replaced by another individual: President - Retail Solutions, President - Commercial Outsourcing, President - Technology Solutions Group, and Supplier's Project Executive position.

         (b) Advantica shall have the option, but not the obligation, to terminate this Master Agreement and all Service Agreements for cause:

                  (i) for any Corporate Service Level Termination Event defined in Master Schedule C;

                  (ii) at any time if Advantica has terminated one or more Service Agreements for cause; or

                  (iii) upon any Change of Control of Supplier or any sale of all or substantially all the assets of Supplier which Change of Control or sale of assets involves or results in any one or more of the following events: (A) Supplier is Controlled by or all or substantially all of its assets are sold to International Business Machines Corporation or Systems Management Specialists Corporation or any Affiliate of either such company; (B) Supplier is Controlled by or all or substantially all of its assets are sold to a competitor of Advantica; or (C) within six (6) months following the effective date of the Change of Control or sale of assets any one of the individuals then filling the following Supplier management positions (or the functional equivalent of such positions) other than as a result of a bona fide promotion, is replaced by another individual: President - Retail Solutions, President - Commercial Outsourcing, President - Technology Solutions Group, and Supplier's Project Executive position.

         (c) Advantica shall have the option, but not the obligation, to terminate this Master Agreement without cause at any time if no Services are being provided by Supplier under a Service Agreement.

         (d) Advantica shall exercise its termination option by delivering to Supplier written notice of such termination identifying the scope of the termination and the termination date.

         (e) Supplier shall have the option, but not the obligation, to terminate a Service Agreement only if Advantica fails to pay when due undisputed amounts (including, without limitation, amounts determined pursuant to Article 19 (Dispute Resolution) to be owing to Supplier) Advantica owes to Supplier under such Service Agreement and Advantica fails to cure such failure within thirty (30) days after receipt from Supplier of written notice specifically stating that Supplier is exercising its rights under this Section 18.1(d). Supplier hereby waives any rights it may have under this Master Agreement or any Service Agreement, at law or in equity, to terminate this Master Agreement or any Service Agreement for any reason other than that set forth in the immediately preceding sentence. Supplier shall exercise its termination option by delivering to Advantica written notice of such termination identifying the termination date, which shall be at least thirty (30) days from the date such termination notice is delivered to Advantica.

SECTION 18.2      TERMINATION FOR CONVENIENCE

         (a) Advantica shall have the option, but not the obligation, to terminate for convenience this Master Agreement or, from time to time, one or more Service Agreements or one or more categories of Services under a Service Agreement. Advantica shall exercise its termination option by delivering to Supplier written notice of such termination identifying the scope of the termination and the termination date (which shall be at least ninety (90) days after the date of such notice). In connection with any such termination, (i) Advantica shall have no liability to Supplier for amounts in excess of the normal Charges through the date of termination except for payment of the termination fee, if any, described in the applicable Service Agreement, and (ii) Supplier shall use Commercially Reasonable Efforts to reduce any costs associated with any such termination. Any termination fee negotiated with respect to any Service Agreement entered into by the Parties after the Effective Date shall be equivalent to agreed unamortized investments made by Supplier in connection with a Service Agreement or other specified reimbursable costs and shall not include any reimbursements for lost profits.

         (b) If a purported termination for cause by Advantica under Section
18.1 (Termination for Cause) is determined pursuant to Article 19 (Dispute Resolution) not to be a proper termination for cause, such termination shall be deemed a termination for convenience subject to this Section.

SECTION 18.3      TERMINATION FOR INSOLVENCY

         Advantica shall have the option, but not the obligation, to terminate this Master Agreement in its entirety (including all Service Agreements) without payment of any termination fees if Supplier (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors,
(iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any applicable statute relating to bankruptcy, arrangement or reorganization,
(iv) shall be adjudicated a bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, or (vi) any such receiver or trustee shall be appointed and shall not be discharged within thirty (30) days after the date of such appointment.

SECTION 18.4      TERMINATION UPON FORCE MAJEURE EVENT

         Advantica shall have the option, but not the obligation, to terminate this Master Agreement or, from time to time, one or more affected Service Agreements or categories of Services, if Supplier fails to perform any Services in any material respect because of the occurrence of a Force Majeure Event and:

         (a) subject to clause (b) below, Supplier does not cure such failure within five (5) days after the occurrence of the Force Majeure Event; or

         (b) such failure is not reasonably subject to cure within five (5) days after such occurrence.

Advantica shall exercise its termination option by delivering to Supplier written notice of such termination identifying the termination date.

SECTION 18.5      EXTENSION OF EXPIRATION OR TERMINATION EFFECTIVE DATE

         Advantica may, at its option, extend any expiration date or the termination date it has specified pursuant to this Article one or more times, provided that the total of all such extensions shall not exceed one (1) year and any such extension shall be for a period of at least ninety (90) days. In such event, the Services shall be provided pursuant to and on the terms and conditions set forth in this Master Agreement and each applicable Service Agreement.

SECTION 18.6      EFFECT OF TERMINATION

         Termination of this Master Agreement or any Service Agreement or categories of Services for any reason under this Article shall not affect (i) any liabilities or obligations of either Party arising before such termination or out of the events causing such termination, or (ii) any damages or other remedies to which a Party may be entitled under this Master Agreement or any Service Agreement, at law or in equity, arising from any breaches of such liabilities or obligations.

SECTION 18.7      TERMINATION/EXPIRATION ASSISTANCE

         (a) Upon Advantica's delivery to Supplier of any written notice of breach or termination of this Master Agreement or any Service Agreement, Supplier shall provide to Advantica or Advantica's designee the assistance reasonably requested by Advantica to facilitate the orderly transfer of the Services to Advantica or its designee, including, without limitation, the assistance described in the applicable Service Agreement(s) ("Termination/Expiration Assistance"). Advantica may also request that Supplier begin providing Termination/Expiration Assistance at any time within the six-month period prior to expiration of any Service Agreement Term.

         (b) The Termination/Expiration Assistance described in each Service Agreement shall be provided to Advantica at no additional cost (except as may be set forth in each Service Agreement).

         (c) Supplier acknowledges that, if it were to breach, or threaten to breach, its obligation to provide Advantica with Termination/Expiration Assistance, Advantica would be irreparably harmed. In such circumstances, Advantica shall be entitled to proceed directly to a court of competent jurisdiction and obtain such injunctive, declaratory or other injunctive relief as may be reasonably necessary to prevent such breach, without the requirement of posting any bond.

SECTION 18.8      PURCHASE OR LEASE OF EQUIPMENT

         Upon expiration or termination of any Service Agreement, Advantica shall have the option, but not the obligation, to purchase any Equipment owned by Supplier and used by Supplier primarily to provide the Services provided under such Service Agreement. The purchase price for any Equipment purchased by Advantica shall be its net book value (provided the amount booked by Supplier for depreciation is limited to Supplier's direct purchase cost for the Equipment). Advantica shall pay the purchase price to Supplier concurrently with Supplier's delivery to Advantica of the Equipment and a bill of sale acceptable to Advantica. In addition, Advantica shall have the option, but not the obligation, to assume any lease of Equipment leased by Supplier and used by Supplier primarily to provide the Services.

SECTION 18.9      SUPPLIER SOFTWARE LICENSE

         Upon expiration or earlier termination of any Service Agreement, Supplier shall grant to Advantica a worldwide, royalty-free, nonexclusive license to Advantica or its designee to use, copy, maintain, modify, enhance and create derivative works of Supplier Software used to provide the applicable Services at the end of the Service Agreement, and Supplier shall offer to maintain such Supplier Software on terms at least as favorable as those offered to other Supplier customers. The scope of any such license grant will be for the sole purpose of supporting Advantica's technology requirements covered by the Service Agreement that has been terminated and any such Supplier Software or derivative works thereof may be used only by Advantica or by a third party on Advantica's behalf for such purpose. If for any reason any Supplier Software is not available to Advantica or such designee or cannot be licensed to Advantica or such designee at the expiration or earlier termination of the Term, Supplier shall procure at its expense a license for substitute Software with substantially equivalent functionality and shall pay for all reasonable conversion costs. All references in this section to Advantica shall include Advantica's designee.

SECTION 18.10     THIRD PARTY CONTRACTS

         Upon expiration or earlier termination of any Service Agreement, Supplier shall, at Advantica's request, and to the extent permitted by the applicable Third Party Contract and any applicable Third Party Consent, assign to Advantica or its designee any Third Party Software Licenses and any Third Party Service Contracts used to provide Services to Advantica on a dedicated basis at the end of the Term. Concurrently with such assignment, Advantica shall deliver to Supplier a corporate check payable to Supplier equal to the amount, if any, of pre-payments made by Supplier pursuant to such Third Party Software Licenses and Third Party Service Contracts attributable to the period after such assignment. All references in this section to Advantica shall include Advantica's designee.

SECTION 18.11     OFFERS TO SUPPLIER EMPLOYEES

         Beginning upon delivery by Advantica to Supplier of a written notice of breach or termination of this Master Agreement or a Service Agreement, or during the six-month period prior to expiration of any Service Agreement Term, if Advantica desires to offer employment to Supplier employees, Supplier shall not interfere with Advantica's efforts, shall not enforce any restrictions imposed on such employees by agreement or policy (i.e., employment contract or covenant) which would interfere with Advantica's efforts, and shall provide Advantica access to such employees for the purposes of interviews, evaluations and recruitment. Further, promptly after Advantica sends Supplier written notice of the termination or expiration, Supplier agrees to supply Advantica with the names and compensation scales of Supplier's employees performing Services for Advantica. Any such employment by Advantica would not be effective until termination or expiration of this Master Agreement or the applicable Service Agreement.

                                   ARTICLE 19

                               DISPUTE RESOLUTION

SECTION 19.1      GENERAL

         Any dispute or controversy between the parties with respect to the interpretation or application of any provision of this Master Agreement or the performance by Supplier or Advantica of their respective obligations hereunder shall be resolved as provided in this Article.

SECTION 19.2      INFORMAL DISPUTE RESOLUTION

         The Parties may, by mutual agreement, attempt to resolve their dispute informally in the following manner:

         (a) Either Party may submit the dispute to the applicable Joint Operating Committee, which shall meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the dispute. The applicable Joint Operating Committee shall negotiate in good faith in an effort to resolve the dispute.

         (b) If the applicable Joint Operating Committee determines in good faith that resolution through continued discussions by such Joint Operating Committee does not appear likely, the matter shall be referred to the Executive Committee to negotiate a resolution of the dispute.

         (c) During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that each of the Parties may be fully advised of the other's position.

         (d) The specific format for the discussions shall be determined at the discretion of the applicable Joint Operating Committee or the Executive Committee, but may include the preparation of agreed upon statements of fact or written statements of position.

         (e) Proposals and information exchanged during the informal proceedings described in this Article between the Parties shall be privileged, confidential and without prejudice to a Party's legal position in any formal proceedings. All such proposals and information, as well as any conduct during such proceedings, shall be considered settlement discussions and proposals, and shall be inadmissible in any subsequent proceedings.

         (f) Notwithstanding this Section, either Party may commence formal dispute resolution proceedings pursuant to Section 19.3 (Arbitration) without first observing the procedures set forth in this Section.

SECTION 19.3      ARBITRATION

         (a) Except as set forth in clause (b) below, any controversy or claim arising out of or relating to this Master Agreement or any Service Agreement, or any alleged breach hereof, including any controversy regarding the arbitrability of any dispute, shall be settled at the request of either Party by binding arbitration in Spartanburg, South Carolina before and in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute in which the amount in controversy is less than Two Hundred Fifty Thousand Dollars ($250,000), there shall be one (1) arbitrator agreed to by the Parties or, if the Parties are unable to agree within thirty (30) days after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by Advantica within thirty (30) days after demand for arbitration is made, one (1) of whom shall be selected by Supplier within thirty (30) days after demand for arbitration is made, and one (1) of whom shall be selected by the two Party-appointed arbitrators within thirty (30) days after their selection. If one or more arbitrator(s) is not selected within the time period stated in the preceding sentence, such arbitrator(s) shall be selected pursuant to Rule 13 of the Rules. Any arbitrator(s) proposed by the American Arbitration Association shall have at least ten (10) years of experience in complex, commercial technology engagements in the area that is generally the same as the technology issue that is the subject of the dispute. Each Party shall pay its own attorneys' fees and one-half (1/2) of the other arbitration costs, subject to final apportionment by the arbitrators. The arbitrators shall apply the law set forth herein to govern this Master Agreement and any Service Agreement and shall have the power to award any remedy available at law or in equity; provided, however, that the arbitrators shall have no power to amend this Master Agreement or any Service Agreement. Any award rendered pursuant to such arbitration shall be final and binding on the Parties, and judgment on such award may be entered in any court having jurisdiction thereof. A party may recover its attorneys' fees incurred in any such enforcement action.

         (b) Notwithstanding clause (a) above, either Party may request a court of competent jurisdiction to grant provisional injunctive relief to such Party until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

SECTION 19.4      APPLICABLE LAW

         All questions concerning the validity, interpretation and performance of this Master Agreement and any Service Agreement shall be governed by and decided in accordance with the laws of the State of South Carolina.

SECTION 19.5      JURISDICTION AND VENUE

         The Parties hereby submit and consent to the exclusive jurisdiction of any state or federal court located within Spartanburg or Anderson County, South Carolina and irrevocably agree that all actions or proceedings relating to this Master Agreement and any Service Agreement, other than any action or proceeding required by this Article to be submitted to arbitration, shall be litigated in such courts, and each of the Parties waives any objection which it may have based on improper venue or FORUM NON CONVENIENS to the conduct of any such action or proceeding in such court. Nothing in this Section shall affect the obligation of the Parties with respect to the arbitration of disputes pursuant to Section 19.3.

SECTION 19.6      EQUITABLE REMEDIES

         The Parties agree that in the event of any breach or threatened breach of any provision of this Master Agreement or any Service Agreement concerning
(i) Confidential Information, (ii) intellectual property rights or (iii) other matters for which equitable rights may be granted, money damages would be an inadequate remedy. Accordingly, such provisions may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order of a court of competent jurisdiction.

                                   ARTICLE 20

                                  MISCELLANEOUS

SECTION 20.1      INTERPRETATION

         (a) In this Master Agreement and in any Service Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders. The word "person" includes, subject to the context in which it appears, an individual, partnership, association, corporation, trustee, executor, administrator or legal representative.

         (b) The division of this Master Agreement, any Master Schedules and any Service Agreement into Articles, Sections, subsections and Schedules and the insertion of any captions or headings are for convenience of reference only and shall not affect its construction or interpretation.

         (c) In this Master Agreement and in any Service Agreement, unless otherwise specifically provided:

                  (i) In the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                  (ii) References to a specified Article, Section, subsection, Schedule or other subdivision shall be construed as references to that specified Article, Section, subsection, Schedule or other subdivision of this Master Agreement or the applicable Service Agreement, unless the context otherwise requires.

                  (iii) The word "dollar" and the symbol "$" refer to United States dollars.

                  (iv) References to "days" means calendar days unless "business days" are specified.

                  (v) The term "including" means "including, without limitation," or "including, but not limited to."

         (d) The Parties are sophisticated and have been represented by counsel during the negotiation of this Master Agreement and each Service Agreement. As a result, the Parties believe the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.

SECTION 20.2      BINDING NATURE AND ASSIGNMENT

         Neither Party may assign, voluntarily or by operation of law, any of its rights or obligations under this Master Agreement without the prior written consent of the other Party; provided, that Advantica may assign its rights and obligations under this Master Agreement or any Service Agreement to an Affiliate, or to an entity which effects a merger transaction involving Advantica or otherwise acquires all or substantially all of the capital stock or assets of Advantica. Subject to the foregoing, this Master Agreement and each Service Agreement shall be binding on the Parties and their respective successors and assigns.

SECTION 20.3      EXPENSES

         In this Master Agreement and each Service Agreement, unless otherwise specifically provided, all costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Master Agreement or the applicable Service Agreement, and the completion of the transactions contemplated by this Master Agreement or the applicable Service Agreement shall be paid by the Party incurring such expenses.

SECTION 20.4      AMENDMENT AND WAIVER

         No supplement, modification, amendment or waiver of this Master Agreement or any Service Agreement shall be binding unless executed in writing by the Party against whom enforcement of such supplement, modification, amendment or waiver is sought. No waiver of any of the provisions of this Master Agreement or any Service Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 20.5      FURTHER ASSURANCES; CONSENTS AND APPROVALS

         Each party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Agreement and to carry out its provisions. Whenever this Master Agreement or any Service Agreement requires or contemplates any action, consent or approval, such Party shall act reasonably and in good faith and (unless the Agreement expressly allows exercise of a Party's sole discretion) shall not unreasonably withhold or delay such action, consent or approval.

SECTION 20.6      PUBLICITY

         All media releases, public announcements and other disclosures by either Party relating to this Master Agreement or any Service Agreement or the subject matter hereof, including promotional or marketing materials, but excluding announcements intended solely for internal distribution or to meet legal or regulatory requirements, shall be coordinated with and approved by the other Party prior to release. No license or right, either directly or by implication, is granted to Supplier to use Advantica's name or any of Advantica's trade names, trademarks, service marks, slogans, logos or designs for any advertising, promotional or other purpose which is not material to Supplier's performance under this Master Agreement without the prior, written permission of Advantica.

SECTION 20.7      SEVERABILITY

         Any provision in this Master Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 20.8      ENTIRE AGREEMENT

         This Master Agreement and each of the Service Agreements thereto, including the Schedules thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

SECTION 20.9      NOTICES

         Any notice, demand or other communication required or permitted to be given under this Master Agreement or any Service Agreement shall be in writing and shall be deemed delivered to a Party (i) when delivered by hand or courier,
(ii) when sent by confirmed facsimile with a copy sent by another means specified in this Section, or (iii) six (6) days after the date of mailing if mailed by United States certified mail, return receipt requested, postage prepaid, in each case to the address of such Party set forth below (or at such other address as the Party may from time to specify by notice delivered in the foregoing manner):

         If to Supplier, to:      President and Chief Executive Officer
                                  Affiliated Computer Services, Inc.
                                  2828 N. Haskell Road
                                  Dallas, Texas  75204

         With a Copy to:          Executive Vice President, General Counsel
                                    and Secretary
                                  Affiliated Computer Services, Inc.
                                  2828 N. Haskell Road
                                  Dallas, Texas  75204

         If to Advantica, to:     Chief Information Officer
                                  Advantica Restaurant Group, Inc.
                                  203 E. Main Street
                                  Spartanburg, SC  29319

         With a Copy to:          General Counsel
                                  Advantica Restaurant Group, Inc.
                                  203 E. Main Street
                                  Spartanburg, SC  29319

SECTION 20.10     SURVIVAL

         Any provision of this Master Agreement or of any Service Agreement which contemplates performance or observance subsequent to any termination or expiration of this Master Agreement or of any Service Agreement, including, without limitation, Section 8.4 (Work Product), Section 8.5 (Use of Concepts, Know-how and Methods), Article 9 (Confidentiality), Article 11 (Audits), Section
13.3 (Taxes), Article 16 (Indemnification), Article 17 (Limitations on Liability), Sections 18.7 through 18.11, inclusive (Termination) and Article 19 (Dispute Resolution) shall survive expiration or termination of this Master Agreement or any Service Agreement.

SECTION 20.11     INDEPENDENT CONTRACTORS

         Supplier shall perform its obligations under this Master Agreement and all Service Agreements as an independent contractor of Advantica. Nothing herein shall be deemed to constitute Supplier and Advantica as partners, joint venturers, or principal and agent. Supplier has no authority to represent Advantica as to any matters, except as expressly authorized in this Master Agreement or in a Service Agreement. Advantica shall have no liability for the acts or omissions of Supplier's employees or subcontractors.

SECTION 20.12     THIRD PARTY BENEFICIARIES

         Except as set forth in Article 16 (Indemnification) of this Master Agreement, nothing in this Master Agreement or in any Service Agreement, express or implied, is intended to confer on rights, benefits, remedies, obligations or liabilities on any person (including, without limitation, any employees of the Parties) other than the Parties or their respective successors or permitted assigns.

SECTION 20.13     COUNTERPARTS

         This Master Agreement and each Service Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                             SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the Parties have executed this Master Agreement as of the day and year first above written.

ADVANTICA RESTAURANT GROUP, INC.              AFFILIATED COMPUTER SERVICES, INC.



By:     /s/ Janis Emplit                      By:       /s/ A. Edwin Soladay
    --------------------------                      ----------------------------
Name:   Janis Emplit                           Name:    A. Edwin Soladay
Its:    CIO                                    Its:     President -- Retail